UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1 /A
AMENDMENT NO. 2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XZERES WIND CORP.
(Exact name of Registrant as specified in its charter)

Nevada	1311	74-2329327
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9025 SW Hillman Court, Suite 3126
Wilsonville, OR 97070
(503) 388-7350
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

S. Clayton Wood
President and Chief Operating Officer
XZERES Wind Corp.
9025 SW Hillman Court, Suite #3126
Wilsonville, OR 97070
(503) 388-7350
(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________________________________

Copies to:
Bryan Clark Cane Clark LLP 3273 East Warm Springs Road Las Vegas, NV 89120 (702) 312-6255 (702) 944-7100 (fax)
___________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer |__|                                               Accelerated filer |__|    Non-accelerated filer |__|   Smaller reporting company |X|

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock	6,107,725 (2)	$1.25	$7,634,656.00	$544.25

(1)
In accordance with Rule 457(c), the aggregate offering price of the common stock is estimated solely for the calculating of the registration fees due for this filing. For the initial filing of this Registration Statement, this estimate was based on the average bid and asked price on July 15, 2010, which was $1,25 per share.  The entire fee has been paid along with filing of this Amendment No. 2 to the Registration Statement.

(2)	Includes 1,777,225 shares of common stock issuable upon the exercise of warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PROSPECTUS
XZERES Wind Corp
6,107,725
SHARES OF COMMON STOCK
___________________

SUBJECT TO COMPLETION, Dated October 21 , 2010

The selling shareholders named in this prospectus (the “Selling Shareholders”) are offering up to 6,107,725 shares of common stock begin registered by this prospectus, which includes 1,777,225 shares issuable upon exercise of warrants to purchase shares of common stock. The shares of common stock and warrants were sold to the Selling shareholders in the following transactions:

•	4,010,500 shares of our common stock and warrants to purchase 1,403,675 shares of common stock were issued to purchasers in a private placement that closed May 14, 2010.

•	Warrants to purchase 373,550 shares of common stock issued to our placement agent in connection with our private placement that closed May 14, 2010.

•	320,000 shares of our common stock issued to our attorneys in satisfaction of past due professional fees on March 1, 2010.

The offering is a self-underwritten offering; there will be no underwriter involved in the sale of these securities. The shares of common stock to which this prospectus relates may be sold from time to time by and for the account of the Selling Stockholders named in this prospectus or in supplements to this prospectus. The Selling Stockholders may sell all or a portion of these shares from time to time in market transactions, in negotiated transactions or otherwise. See "Plan of Distribution" on page 22 for additional information on the methods of sale.

	Offering Price	Proceeds to Company
Per Share	$1.00	$0.00
Total (maximum offering)	$6,107,725.00	$0.00

We will not receive any proceeds from the sale of shares in this offering; nor have we made any arrangements for the sale of these securities.  Our common stock is currently quoted on the Financial Industry Regulatory Authority’s Over the Counter Bulletin Board (“OTCBB”) under the symbol “XWND,” and thus the sales price to the public will vary according to prevailing market or privately negotiated prices agreed to by the Selling Shareholders. The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information.

Although we were approved for quotation on the OTCBB on March 19, 2009, at present the public market for our common stock is very limited.  We cannot give any assurance that the shares offered can be resold.  The absence of an active public market for our stock will make it difficult to sell your shares.

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section entitled “Risk Factors” starting on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus is:  October 21, 2010

Page
Summary	1
Risk Factors	4
Risks Related To Our Financial Condition	4
There is significant doubt about our ability to continue as a going concern.	4
Because our operating history is characterized by net losses, we anticipate further losses and we may never become profitable.	4
We will likely require additional resources to fully implement our business plan and may be forced to curtail or cease operations if we are not able to obtain additional financing in the future.	4
Risks Related to Our Business Model	5
If small wind energy technology does not gain broad commercial acceptance, our business will be materially harmed and we may need to curtail or cease operations.	5
Our sales strategy relies on a network of dealers to distribute and support our products and we have signed written agreements with only a limited number of dealers at this time.	5
Our suppliers may not supply us with a sufficient amount of components or components of adequate quality or they may provide components at significantly increased prices, and, therefore, we may not be able to produce our products.	5
Because we will initially rely on only a few key suppliers for the components necessary, the failure of any one of our suppliers to provide components as anticipated could preclude us from assembling our products.	6
Product quality expectations may not be met causing slower market acceptance.	6
Because we sell our products with a ten year limited warranty, we are subject to losses based on defective products and other potential covered product problems.	6
Even though the former manufacturer of our principal products is no longer in business, we have decided to honor its ongoing warranty obligations in order to generate good will among current and prospective customers.	7
If we are unable to succeed in marketing, making sales and increasing our customer base to support our business operations, we will be unable to achieve profitable operations and our business may fail.	7
If a reduction or elimination of government and economic incentives occurs, our revenue may decline and our business may fail.	7
If technological changes in the power industry render our products uncompetitive or obsolete, our market share may decline and cause our business to fail.	7
If we fail to respond to changes in customer preferences in a timely manner, our sales may be adversely affected, and our business may fail.	8
The complexity of our products may lead to errors, defects, and bugs, which could subject us to significant costs or damages and adversely affect market acceptance of our products, and our business may fail.	8
If we are unable to successfully manage growth, our operations could be adversely affected and our business may fail.	8
Because we expect to be dependent on third parties, should those services be interrupted or become more costly, we may experience a material adverse effect on the acceptance of our brand and our business may fail.	9
Risks Related To Control Persons, Key Employees and Management	9
Because our business is dependent upon the performance of key employees and consultants, the loss of those employees would materially impact our business.	9
Our board of directors may change our operating policies and strategies without prior notice or stockholder approval and such changes could harm our business and results of operations and the value of our stock.	9
Certain stockholders control or have the ability to exert significant influence over the voting power of our capital stock.	9

Risks Related To Legal Uncertainty	10
If our products are found to cause injury, have defects, or fail to meet industry standards, we will incur substantial litigation, judgment, product liability and product recall costs, which could cause our business to fail.	10
If any of the products we expect to sell infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which could cause our business to fail.	10
If we are not granted full protection for property rights over our name and trademark, we may have difficulty safeguarding our name or the public’s identification of our brand resulting in a potential loss of any competitive advantage.	10
We may be exposed to patent infringement, misappropriation or other claims by third parties and an adverse determination could result in us paying significant damages.	11
Because the payment of dividends is at the discretion of the Board of Directors, investors may not realize cash dividends at the frequency or in the amounts they anticipate.	11
Because we intend to conduct business outside of the United States, we will be subject to risks of doing business in foreign countries which are not found in doing business in the United States which could have a material adverse effect on our business.	11
Because we intend to conduct business in foreign countries, exchange rates may cause future losses in our international operations.	12
Because our articles of incorporation and bylaws and Nevada law limit the liability of our officers, directors, and others, shareholders may have no recourse for acts performed in good faith.	12
If we issue shares of preferred stock with superior rights than the common stock offered hereby, it could result in a decrease in the value of our common stock and delay or prevent a change in control of us.	12
Because we have available a significant number of authorized shares of common stock, we may issue additional shares for a variety of reasons which will have a dilutive effect on our shareholders, resulting in reduced ownership and decreased voting power, or may result in a change of control.	12
Certain legislation relating to public companies, including the Sarbanes-Oxley-Act of 2002, may make it more difficult for us to retain or attract officers and directors.	12
Risks Related To Our Securities	13
If our business is unsuccessful, our shareholders may lose their entire investment.	13
If a market for our common stock does not develop, shareholders may be unable to sell their shares.	13
If a public market for our common stock develops, short selling could increase the volatility of our stock price.	13
In order for our common stock to be quoted on the over-the-counter bulletin board, we are required to remain current in our filings with the SEC.	13
Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.	14
Because FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock, investors may not be able to sell their stock should they desire to do so.	14
Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.	14
Forward-Looking Statements	15
Use of Proceeds	15
Determination of Offering Price	15
Dilution	15
Selling Shareholders	16
Plan of Distribution	21
Description of Securities to be Registered	22
Interests of Named Experts and Counsel	24
Description of Business	25
Description of Property	35
Legal Proceedings	35
Market for Common Equity and Related Stockholder Matters	35
Financial Statements	37
Management’s Discussion and Analysis	38
Directors and Executive Officers	40
Executive Compensation	43
Security Ownership of Certain Beneficial Owners and Management	47
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	48
Certain Relationships and Related Transactions	48
Available Information	49
Dealer Prospectus Delivery Obligation	49
Other Expenses of Issuance and Distribution	50
Indemnification of Directors and Officers	50
Recent Sales of Unregistered Securities	51
Table of Exhibits	53
Undertakings	54
Signatures	55

Summary

XZERES Wind Corp

The Company

We were in the development stage from October 3, 2008 to May 31, 2010. The fiscal year ending February 28, 2011 is the first fiscal year during which we are considered an operating company and are no longer in the development stage. We recorded $-0- in revenues from continuing operations for the year ended February 28, 2010, compared with $-0- in revenues for the year ended February 28, 2009. For the six months ended August 31, 2010 and 2009, we generated gross revenue of $365,869 and $-0-, respectively. As of August 31, 2010, we had $2,212,633 in current assets and current liabilities in the amount of $318,707. Accordingly, our working capital position as of August 31, 2010 was $1,893,926.   We recorded a comprehensive loss of $68,378 for the year ended February 28, 2010, compared to $487,194 for the year ended February 28, 2009. We recorded a net loss of $1,965,153 for the six months ended August 31, 2010, compared with $10,730 for the six months ended August 31, 2009.

We are in the business of designing, developing, and marketing small wind turbine systems and related equipment for electrical power generation, specifically for use in residential, small business, rural electric utility systems, other rural locations, and other infrastructure applications.  We employ proprietary technology, including power electronics, alternator design, and blade design to increase performance, reliability, and sound suppression. We also work with manufacturers of inverters, lightning protection equipment and towers to integrate their equipment into our products.

We were originally incorporated in the state of New Mexico in January of 1984.  We were engaged in the natural gas and asphalt businesses until 2007, at which time we liquidated our assets and operations and distributed the net proceeds to our shareholders after paying our debts.  On October 2, 2008, we re-domiciled from New Mexico to Nevada in anticipation of pursuing the wind turbine business. We commenced operations in the wind turbine business in the fiscal quarter ended May 31, 2010.

Our principal executive offices are located at 9025 SW Hillman, Suite 3126, Wilsonville OR 97070. Our phone number is (503) 388-7350.  Our fiscal year end is February 28.

The Offering

Securities Being Offered	Up to 6,107,725 shares of our common stock, including 1,777,225 shares of common stock issuable upon the exercise of warrants.

Offering Price and Plan of Distribution
Our common stock is currently quoted on the Financial Industry Regulatory Authority’s Over the Counter Bulletin Board (“OTCBB”) under the symbol “XWND.”

At present, the public market for our common stock is very limited.  The absence of an active public market for our stock may make it difficult to sell your shares.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
13,280,255 shares of our common stock are issued and outstanding as of the date of this prospectus. If all of the warrants to issue an additional 1,777,225 shares of our common stock are exercised, then 15,057,480 shares of our common stock will be issued and outstanding.

Control of a substantial amount of our common stock is held by few persons. Steven Shum, our CFO and director, David Baker, our director, and Core Fund, L.P., an entity controlled by Mr. Shum, beneficially own 6,882,075 shares (50.7%) of our common stock. Mr. Shum is the managing principal of Core Fund, L.P. and, as such, has the power to vote or dispose of the shares owned by Core Fund, L.P.  None of the stock held by any of our officers and directors or by Core Fund, L.P. is included in this registration.  Upon the completion of this offering, our officers and directors will own an aggregate of approximately 45% of the issued and outstanding shares of our common stock if the maximum number of shares is sold, including the 1,777,225 shares issuable upon exercise of warrants.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Summary Financial Information
Balance Sheet Data	Fiscal Year Ended February 28, 2009	Fiscal Year Ended February 28, 2010	Quarter ended August 31, 2010	Six Months ended August 31, 2010
Cash	$1,978	$195,990	$1,684,481
Total Assets	1,978	195,990	3,778,542
Liabilities	166,233	428,318	318,707
Total Stockholder’s Equity (Deficit)	(164,255)	(232,328)	3,459,835
Statement of Operations
Revenue	$0	$0	$361,484	$365,869
Net Profit (Loss) for Reporting Period	$(487,194)	$(68,378)	$(1,323,897)	$(1,965,153)

We have a history of losses and have only recently begun generating revenues.

Risk Factors

You should consider each of the following risk factors and any other information set forth herein and in our reports filed with the SEC, including our financial statements and related notes, in evaluating our business and prospects. Additional risks and uncertainties not presently known to us, or that we currently consider immaterial, may also impair our business or operations. If any of the following risks actually occur, our business and financial results or prospects could be harmed.

Risks Related To Our Financial Condition and Business Model

RISKS RELATED TO OUR FINANCIAL CONDITION

There is significant doubt about our ability to continue as a going concern.

We have not generated any revenue over each of the last two fiscal years and have incurred significant losses over that same period of time.  We incurred $365,869 in revenue for the six months ended August 31, 2010, but incurred a net loss of $1,915,153 during the period. Based upon our current financial condition, our management estimates that we have sufficient cash to operate our business at the current level for the next twelve months. However, our overall financial condition raises substantial doubt that we will be able to operate as a “going concern”, and our independent auditors included an explanatory paragraph regarding this uncertainty in their report on our financial statements as of February 28, 2010 and as of February 28, 2009.   Our financial statements do not include any adjustments that might result from the uncertainty as to whether we will achieve status as a “going concern.”

Because our operating history is characterized by net losses, we anticipate further losses and we may never become profitable.

Since we commenced our current business operations during the fiscal quarter ended May 31, 2010, we have minimal revenue of $4,385 and have incurred significant operating losses of $642,330. We incurred $365,869 in revenue for the six months ended August 31, 2010, but incurred a net loss of $1,915,153 during the period. We expect to continue to incur operating losses until such time that we can sell a sufficient number of our products and achieve a cost structure to become profitable. We may not have adequate cash resources to reach the point of profitability, and we may never become profitable. Even if we do achieve profitability, we may be unable to increase our sales and sustain or increase our profitability in the future.

We will likely require additional resources to fully implement our business plan and may be forced to curtail or cease operations if we are not able to obtain additional financing in the future.

If we are not able to secure additional funding, the implementation of our business plan will be impaired. Additional financing may take the form of further private equity or debt financings depending upon prevailing market conditions. These financings may not be available or, if available, may be on terms that are not favorable to us and could result in dilution to our stockholders and reduction of the market value of our common stock. If we obtain debt financing, we may be required to pledge accounts receivables, inventories, equipment, patents or other assets as collateral, which would be subject to seizure by our creditors if we were to default under the debt agreements, we could be required to comply with financial and other covenants that could limit our flexibility in conducting our business and put us at a disadvantage compared to our competitors, and we would be required to use our available cash to pay debt service. Since the terms and availability of any financing depends to a large degree upon general economic conditions and third parties over which we have no control, we can give no assurance that we will obtain the needed financing or that we will obtain such financing on attractive terms. In addition, our ability to obtain financing depends on a number of other factors, many of which are also beyond our control, such as interest rates and national and local business conditions. If the cost of obtaining needed financing is too high or the terms of such financing are otherwise unacceptable in relation to the strategic opportunity we are presented with, we may decide to forego that opportunity. If adequate capital is not available to us, we would likely be required to significantly curtail or possibly even cease our operations.

RISKS RELATED TO OUR BUSINESS MODEL

If small wind energy technology does not gain broad commercial acceptance, our business will be materially harmed and we may need to curtail or cease operations.

Small wind energy technology is at an early stage of market acceptance, and the extent to which small wind energy power generation will be commercially viable is uncertain. Many factors may affect the commercial acceptance of small wind energy technology, including the following:

▪	performance, reliability and cost-effectiveness of wind energy technology compared to conventional and other renewable energy sources and products;
▪	developments relating to other alternative energy generation technologies;
▪
fluctuations in economic and market conditions that affect the cost or viability of conventional and alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

▪	overall growth in the alternative energy equipment market;
▪	availability and terms of government subsidies and incentives to support the development of alternative energy sources, including small wind energy;
▪	fluctuations in capital expenditures by utilities and independent power producers, which tend to decrease when the economy slows and interest rates increase; and
▪	the development of new and profitable applications requiring the type of remote electric power provided by small wind energy systems.

Our sales strategy relies on a network of dealers to distribute and support our products and we have signed written agreements with only a limited number of dealers at this time.

Dealers are an important aspect in our sales and distribution strategy.  We have 40 Dealer Agreements in place as of August 31, 2010 and we are engaged in active dialogs for additional Dealers around the world. Dealers provide a vital link to potential end users of renewable energy equipment and alleviate manufacturers from having to provide large field service operations for conducting sales and service. Under our existing Dealer Agreements, our Dealers get our support, which includes technical, engineering, and sales advice, general sales and marketing information, and training programs to help the Dealers meet their obligations, and the right to sell our products in exchange for a commitment to re-sell a minimum of one system in the first year and then a minimum of three systems in each year thereafter to maintain their Dealership status. The Dealer Agreements may be terminated without or without cause on 90 days prior notice to the other party.

We have only recently begun promoting to such Dealers and as of August 31, 2010, have only signed 40 such Agreements.  There can be no assurance that we will be successful in establishing additional agreements on favorable terms, or at all.  If we are not able to establish a viable, larger network of dealers for our products, our sales and our ability to support our customers will be adversely affected, which could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

Our suppliers may not supply us with a sufficient amount of components or components of adequate quality or they may provide components at significantly increased prices, and, therefore, we may not be able to produce our products.

We assemble our products using component parts manufactured by third parties.  Some of these components are currently available only from a limited number of sources.  We do not have any written material long-term supply contracts with any suppliers.  As a result, we may experience delays in production if we fail to identify alternative suppliers, or if any parts supply is interrupted, each of which could materially adversely affect our business and operations. If we fail to anticipate customer demand properly, an oversupply of parts could result in excess or obsolete inventories, which could adversely affect our business. To date, we have not been subject to any production delays or been affected by an shortage or surplus in supplies; however, a reduction or interruption in supply, a significant increase in price of one or more components or a decrease in demand of products could materially adversely affect our business and operations and could materially damage our customer relationships. Financial problems of suppliers on whom we rely could limit our supply of components or increase our costs. Also, we cannot guarantee that any of the parts or components that we expect to purchase will be of adequate quality or that the prices we pay for the parts or components will not increase. Inadequate quality of products from suppliers could interrupt our ability to supply quality products to our customers in a timely manner. Additionally, defects in materials or products supplied by our suppliers that are not identified before our products are placed in service by our customers could result in higher warranty costs and damage to our reputation. Some of our suppliers obtain components internationally. As a result, we may be indirectly subject to delays in delivery due to the timing or regulations associated with the import/export process, delays in transportation or regional instability.

Because we will initially rely on only a few key suppliers for the components necessary, the failure of any one of our suppliers to provide components as anticipated could preclude us from assembling our products.

We will have only a single source for several of the key components of our products.  Should any of these single source suppliers refuse or fail to deliver components as anticipated, we would be unable to assemble our products, which would have a material adverse effect on our business, including our operating results, financial condition and cash flow.  In that event, can be no assurance that we would be able to find alternative suppliers for our key components in a timely fashion, on acceptable terms, or at all.  We are currently seeking other manufacturing and supply chain relationships to augment and potentially replace our current outsourced manufacturers. There can be no assurance that we will be successful in developing alternative suppliers on commercially acceptable terms, or at all.

Product quality expectations may not be met causing slower market acceptance.

In order to achieve our goal of improving the quality and lowering the total costs of ownership of wind turbine systems, we plan on integrating engineering changes such as remote data monitoring of wind turbines. Such improvement initiatives may render existing inventories obsolete or excessive. We also plan on redesigning a new controller which would further improve the reliability of the electronics of the wind turbine, redesigning the tailpiece for size and aesthetics, and making some minor design changes to the alternator to improve longevity.

Despite our continuous quality improvement initiatives, we may not meet customer expectations. Any significant quality issues with our products could have a material adverse effect on our rate of product adoption, results of operations, financial condition and cash flow. Moreover, as we develop new products and new configurations for our wind turbines or as our customers place existing configurations in commercial use, our products may perform below expectations. Any significant performance below expectations could adversely affect our operating results, financial condition and cash flow and affect the marketability of our products.

Because we sell our products with a ten year limited warranty, we are subject to losses based on defective products and other potential covered product problems.

We sell our products with a ten year limited warranty covering all parts and labor. There can be no assurance that the provision for estimated product warranty expenses, currently planned to be set at approximately 2% of gross sales, will be sufficient to cover our warranty expenses in the future. We cannot ensure that our efforts to reduce our risk through warranty disclaimers will effectively limit our liability. Any significant incurrence of warranty expense in excess of estimates could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

Even though the former manufacturer of our principal products is no longer in business, we have decided to honor its ongoing warranty obligations in order to generate good will among current and prospective customers.

The prior manufacturer of our principal products, Abundant Renewable Energy, LLC (“ARE”), issued warranties on its products to its customers.  ARE is now out of business and unable to honor those warranties and we have re-branded those products as our own.  Although we did not assume any of ARE’s warranty obligations to its customers and are not legally responsible therefor, we have decided to honor its warranty. We do not know the warranty coverage that was made available to the prior customers of ARE, which may have varied among customers. As such, we have decided to only honor the written warranties that are made available to us by ARE customers.  As part of the acquisition of the assets from the secured creditors of ARE, we recorded an initial warranty reserve of $100,000.  If this expense is significantly greater than the initial reserve, it could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

If we are unable to succeed in marketing, making sales and increasing our customer base to support our business operations, we will be unable to achieve profitable operations and our business may fail.

If we are unable to succeed in establishing, training and expanding a distribution network domestically and internationally, partnering with renewable energy consultants, making sales, and expanding our customer base to support our business operations, it could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

If a reduction or elimination of government and economic incentives occurs, our revenue may decline and our business may fail.

Today, the cost of solar, wind, and other eco-friendly power exceeds retail electric rates in many locations. As a result, federal, state and local government bodies in many countries, most notably Germany, Japan, Spain, Italy, Portugal, France, South Korea and the United States, have provided incentives in the form of feed-in tariffs, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of alternative power products to promote the use of alternative energy in on-grid applications and to reduce dependency on other forms of energy. In the United States there is a 30% federal tax credit for purchases of wind turbines which has a material positive effect on our sales.  This tax credit lowers the price for alternative power products for end users, which in turn makes our products a more attractive alternative to utility costs.  This federal tax credit is set to expire if not renewed on December 31, 2016. Moreover, some states have varying programs that assist the alternative energy industry for end users.  Some states provide rebates, others provide tax credits and some provide production credits.  We have not researched the extent of these incentives on a state by state basis, nor have we researched the incentives that exist in other countries. However, the domestic and the other local and foreign government economic incentives that exist could be reduced or eliminated altogether. Reductions in, or eliminations or expirations of, governmental incentives could result in lower revenues and greater expenses for our businesses, which could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

If technological changes in the power industry render our products uncompetitive or obsolete, our market share may decline and cause our business to fail.

The alternative power market is characterized by continually changing technology requiring improved features, such as higher quality, increased efficiency, higher power output and lower price. Our failure to further refine our technology and develop and introduce new power products could cause our products to become uncompetitive or obsolete, which could reduce our market share and cause our revenues to decline. The alternative power industry is rapidly evolving and competitive. We will need to invest significant financial resources in research and development to keep pace with technological advances in the alternative power industry and to effectively compete in the future. A variety of competing technologies are under development by other companies that could result in lower manufacturing costs or higher product performance than those expected for our products. While we intend to continually improve our products, our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of alternative power products.  Should this occur, it could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

If we fail to respond to changes in customer preferences in a timely manner, our sales may be adversely affected, and our business may fail.

The small wind power industry is highly competitive, and other suppliers of similar product are also attempting to gain competitive advantages as well.  Our financial performance depends on our ability to identify, originate and define industry trends, as well as to anticipate, gauge and react to changing customer preferences in a timely manner. If we misjudge the demands of the small wind power market, it could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

The complexity of our products may lead to errors, defects, and bugs, which could subject us to significant costs or damages and adversely affect market acceptance of our products, and our business may fail.

Our products may contain undetected errors, weaknesses, defects or bugs as is or as new models are released. If our products or future products contain production defects, reliability, quality or compatibility problems that are significant to our customers, our reputation may be damaged and customers may be reluctant to continue to buy our products, which could adversely affect our ability to retain and attract new customers. In addition, these defects or bugs could interrupt or delay sales of affected products, which could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

We may be required to make significant expenditures of capital and other resources to resolve the problems. This could result in significant additional development costs and the diversion of technical and other resources from our other development efforts. We could also incur significant costs to repair or replace defective products. These costs or damages could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

If we are unable to successfully manage growth, our operations could be adversely affected and our business may fail.

Our progress is expected to require the full utilization of our management, financial and other resources, which to date has occurred with limited working capital. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, and to recruit, train and manage technical and sales personnel. There can be no absolute assurance that management will be able to manage growth effectively.

If we do not properly manage the growth of our business, we may experience significant strains on our management and operations and disruptions in our business. Various risks arise when companies and industries grow quickly. If our business or industry grows too quickly, our ability to meet customer demand in a timely and efficient manner could be challenged. We may also experience development or production delays as we seek to meet increased demand for our products. Our failure to properly manage the growth that we or our industry might experience could negatively impact our ability to execute on our operating plan and, accordingly, could have an adverse impact on our business, our cash flow and results of operations, and our reputation with our current or potential customers.

Because we expect to be dependent on third parties, should those services be interrupted or become more costly, we may experience a material adverse effect on the acceptance of our brand and our business may fail.

There is risk of change in the relationships we expect to have with distributors and installers of our products. Because we expect to be dependent on third parties, especially distributors and installers, we may face potential losses if any of these services are interrupted or become more costly, which could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

RISKS RELATED TO CONTROL PERSONS, KEY EMPLOYEES AND MANAGEMENT

Because our business is dependent upon the performance of key employees and consultants, the loss of those persons would materially impact our business.

Our business is dependent upon the performance of certain key employees, notably our CEO and director, Frank Greco, our President and COO, S. Clayton Wood, our CFO and director, Steven Shum, and upon our director and consultant, David Baker.  We are in the process of locating and hiring additional personnel. Competition for these individuals is intense and we may be able to hire such persons, if at all, only as at-will employees who are under no legal obligation to remain with us. Our competitors may choose to extend offers to any of these individuals on terms which we may be unwilling to meet. In addition, any or all of our key employees may decide to leave for a variety of personal or other reasons beyond our control.

Our board of directors may change our operating policies and strategies without prior notice or stockholder approval and such changes could harm our business and results of operations and the value of our stock.

Our board of directors has the authority to modify or waive our current operating policies and strategies without prior notice and without stockholder approval. We cannot predict the effect any changes to our current operating policies and strategies would have on our business, operating results and value of our stock. However, the effects could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

Certain stockholders control or have the ability to exert significant influence over the voting power of our capital stock.

Control of a substantial amount of our common stock is held by few persons. Steven Shum, David Baker, and Core Fund, L.P. hold an aggregate 6,882,075 (50.7%) of our currently issued and outstanding stock. Mr. Shum is the managing principal of Core Fund, L.P. and, as such, has the power to vote or dispose of the shares owned by Core Fund, L.P.  Mr. Baker is a passive non-managing member and principal of Core Fund Management, L.P., the general partner and Fund Manager to Core Fund, L.P.   Because these shareholders individually and collectively hold a significant portion of our common stock, they have the ability to exert significant influence over our policies and management. The interests of these stockholders may differ from the interests of our other stockholders. Accordingly, they will have an overwhelming influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of our assets, the interests of these shareholders may still differ from the interests of the other stockholders.

RISKS RELATED TO LEGAL UNCERTAINTY

If our products are found to cause injury, have defects, or fail to meet industry standards, we will incur substantial litigation, judgment, product liability, and product recall costs, which could cause our business to fail.

We may be subject to liability for any accidents or injury that may occur in connection with the use of our products or due to claims of defective design, integrity or durability of the products. We currently maintain liability insurance coverage for such claims. Even with such insurance, however, product liability claims could adversely affect our brand name reputation, revenues and ultimately lead to losses. In addition, product defects could result in product recalls and warranty claims. A product recall could delay or halt the sale of our products until we are able to remedy the product defects. The occurrence of any claims or judgments in excess of our insurance, or product recalls will negatively affect our brand name image and could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

If any of the products we expect to sell infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which could cause our business to fail.

Although we have not received notices of any alleged infringement, we cannot be certain that the products we will manufacture do not infringe on issued patents, trademarks and/or copyright rights of others. We may be subject to legal proceedings and claims from time to time in our ordinary course of business arising out of intellectual property rights of others. These legal proceedings can be very costly, and could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

If we are not granted full protection for property rights over our name and trademark, we may have difficulty safeguarding our name or the public’s identification of our brand resulting in a potential loss of any competitive advantage.

Our success will depend, in part, on our ability to obtain and enforce intellectual property rights over our product designs, name and trademark in both the United States and other countries. We have five trademark applications pending, but to date, we have not obtained any trademark or trade name registrations.. There can be no assurance that the steps we intend to take to protect our rights will be adequate, that we will be able to secure protections or registrations for our rights or marks in the United States or in foreign countries or that third parties will not infringe upon our territorial rights or misappropriate our technology, designs, copyrights, trademarks, service marks, domain name and similar proprietary rights. In addition, effective intellectual property protection may be unenforceable or limited in certain foreign countries. It is possible that our competitors or others will adopt product or service names similar to ours, thereby impeding our ability to build brand identity which could possibly lead to customer confusion. Our inability to protect our intellectual property adequately could have a material adverse effect on the acceptance of our brand and on our business, financial condition and operating results. In the future, litigation may be necessary to enforce and protect our territorial distribution rights, our trade secrets, copyrights and other intellectual property rights. Litigation would divert management resources and be expensive and may not effectively protect our intellectual property. We may be subject to litigation for claims of infringement of the rights of others or to determine the scope and validity of the territorial and/or intellectual property rights of others. If other parties file applications for marks used or registered by us, we may have to oppose those applications and participate in administrative proceedings to determine priority of rights to the mark, which could result in substantial costs to us due to the diversion of management’s attention and the expense of such litigation, even if the eventual outcome is favorable to us. Adverse determinations in such litigation could result in the loss of certain of our proprietary intellectual property.

We may be exposed to patent infringement, misappropriation or other claims by third parties and an adverse determination could result in us paying significant damages.

Our success depends, in part, on our ability to use and develop our technology and know-how and to manufacture and products without infringing the intellectual property or other rights of third parties. We own three pending patent applications covering certain aspects of our technology, none of which has been granted at this time. We may be subject to litigation involving claims of patent infringement or violation of intellectual property rights of third parties. The validity and scope of claims relating to wind power technology patents involve complex scientific, legal and factual questions and analyses and, therefore, may be highly uncertain. The defense and prosecution of intellectual property suits, patent opposition proceedings, trademark disputes and related legal and administrative proceedings can be both costly and time consuming and may significantly divert our resources and the attention of our technical and management personnel. An adverse ruling in any such litigation or proceedings could subject us to significant liability to third parties, require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions prohibiting the manufacture and sale of our products or the use of our technologies. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation.

Because the payment of dividends is at the discretion of the Board of Directors, investors may not realize cash dividends at the frequency or in the amounts they anticipate.

With the exception of the dividend paid upon the liquidation of our former oil and gas operations in the fiscal year ended February 28, 2009, we have never declared or paid any cash dividends on our common stock. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Distributions to our stockholders are subordinate to the payment of our debts and obligations. If we have insufficient funds to pay our debts and obligations, distributions to stockholders will be suspended pending the payment of such debts and obligations. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to recover their initial investment.

Because we intend to conduct business outside of the United States, we will be subject to risks of doing business in foreign countries which are not found in doing business in the United States which could have a material adverse effect on our business.

We intend to conduct business outside of the United States, specifically Australia, Africa and Europe. Doing business in foreign countries carries with it certain risks that are not found in doing business in the United States, which could have a material adverse effect on our business, including our operating results, financial condition and cash flow. The risks of doing business in foreign countries that could result in losses against which we are not insured include:

•	exposure to local economic conditions;
•	potential adverse changes in the diplomatic relations of foreign countries with the United States;
•	hostility from local populations;
•	the adverse effect of currency exchange controls;
•	restrictions on the withdrawal of foreign investment and earnings;
•	government policies against businesses owned by foreigners;
•	investment restrictions or requirements;
•	expropriations of property;
•	the potential instability of foreign governments;
•	the risk of insurrections;
•	risks of renegotiation or modification of existing agreements with governmental authorities;
•	foreign exchange restrictions;
•	withholding and other taxes on remittances and other payments by subsidiaries; and
•	changes in taxation structure.

Because we intend to conduct business in foreign countries, exchange rates may cause future losses in our international operations.

Because we expect to develop international sales and distributors, we may derive revenues from any such international operations in currencies other than the U.S. dollar.  In so doing, we may incur currency translation losses due to changes in the values of foreign currencies and in the value of the U.S. dollar. We cannot predict the effect of exchange rate fluctuations upon future operating results.

Because our articles of incorporation and bylaws and Nevada law limit the liability of our officers, directors, and others, shareholders may have no recourse for acts performed in good faith.

Under our articles of incorporation, bylaws and Nevada law, each of our officers, directors, employees, attorneys, accountants and agents are not liable to us or the shareholders for any acts they perform in good faith, or for any non-action or failure to act, except for acts of fraud, willful misconduct or gross negligence. Our articles and bylaws provide that we will indemnify each of our officers, directors, employees, attorneys, accountants and agents from any claim, loss, cost, damage liability and expense by reason of any act undertaken or omitted to be undertaken by them, unless the act performed or omitted to be performed constitutes fraud, willful misconduct or gross negligence.

If we issue shares of preferred stock with superior rights than the common stock offered hereby, it could result in a decrease in the value of our common stock and delay or prevent a change in control of us.

Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock. Our board of directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

Because we have available a significant number of authorized shares of common stock, we may issue additional shares for a variety of reasons  which will have a dilutive effect on our shareholders, resulting in reduced ownership and decreased voting power, or may result in a change of control.

Our board of directors has the authority to issue additional shares of common stock up to the authorized amount of 100,000,000 as stated in our Articles of Incorporation. If all of the warrants to issue an additional 1,777,225 shares of our common stock are exercised, then 15,057,480 shares of our common stock will be issued and outstanding. The exercise price of the warrants is $1.25 per share and they expire May 14, 2013.  Consequently, if all warrants are exercised and the full exercise price is paid, we will receive a total of $2,221,531.

Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or other types of property, or to provide additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change of control of the company. For instance, if the board of directors decides to issue a large number of shares of our common stock, the issuance could, if large enough in relation to our presently issued and outstanding shares, result in a change of control of our company.  The board has the power to decide the amount of shares and price of those shares under Nevada law, and our capital needs may require a large amount of shares to finance our company. So the risk exists that our current capital structure may change resulting in new shareholders wielding a large percentage of shares.

Certain legislation relating to public companies, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. As a public company, we are required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

RISKS RELATED TO OUR SECURITIES

If our business is unsuccessful, our shareholders may lose their entire investment.

Although shareholders will not be bound by or be personally liable for our expenses, liabilities or obligations, should we suffer a deficiency in funds with which to meet our obligations, the shareholders as a whole may lose their entire investment in the Company.

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

Our common stock is currently quoted on the Financial Industry Regulatory Authority’s Over the Counter Bulletin Board (“OTCBB”) under the symbol “XWND.”  At present there is a very limited public market for our common stock.  We cannot give any assurance that the shares offered will have a market value, or that they can be resold at the offered price if and when an active secondary market might develop, or that a public market for our securities may be sustained even if developed.  The absence of a public market for our stock will make it difficult to sell your shares in our stock.

If a public market for our common stock develops, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on over-the-counter bulletin board or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

In order for our common stock to be quoted on the over-the-counter bulletin board, we are required to remain current in our filings with the SEC.

We are required to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on NASDAQ). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Because FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock, investors may not be able to sell their stock should they desire to do so.

In addition to the "penny stock" rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  The actual results could differ materially from our forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the Selling Shareholders. However, if all of the warrants to issue an additional 1,777,225 shares of our common stock are exercised, then we will receive a total of $2,221,531.

Determination of Offering Price

Our common stock is currently quoted on the Financial Industry Regulatory Authority’s Over the Counter Bulletin Board (“OTCBB”) under the symbol “XWND.”  At present, the public market for our common stock is very limited.  We cannot therefore give any assurance that the shares offered can be resold at the offered price.

The actual price of stock will be determined by prevailing market factors at the time of sale or by private transactions negotiated by the Selling Shareholders.

Dilution

The common stock to be sold by the Selling Shareholders other than the common stock underlying the warrants is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders from the sale of these shares.  However, upon the exercise of the warrants and resulting issuance of their underlying common stock, there will be immediate dilution of the existing shareholders as to their proportionate ownership of the company.

Selling Shareholders

The Selling Shareholders are offering up to 6,107,725 shares of common stock being registered by this prospectus, which includes 1,777,225 shares issuable upon exercise of warrants to purchase shares of common stock.  The shares include the following:

•	4,010,500 shares of our common stock and warrants to purchase 1,403,675 shares of common stock were issued to 58 purchasers in a private placement that closed May 14, 2010.

•	Warrants to purchase 373,550 shares of common stock issued to our placement agent in connection with our private placement that closed May 14, 2010.

•	320,000 shares of our common stock held by our attorneys, issued in partial satisfaction of past due professional fees on March 1, 2010.

The issuances and sales of securities to the 58 Selling Shareholders who purchased their shares in the May 2010 offering were conducted in reliance upon the exemption from registration provided by  Rule 506 of Regulation D of the Securities Act of 1933, as amended.  In determining that these Selling Shareholders acquired their shares in transactions exempt from registration, we relied upon subscription agreements signed by each specifying their qualifications as accredited purchasers of our shares and relating their intent to purchase these shares without a view toward resale.

The issuances and sales of securities to our attorney Selling Shareholders were issued pursuant to an exemption from registration provided by Rule 506 of Regulation D, promulgated pursuant to Section 4(2) of the Securities Act of 1933, as amended.  Each recipient represented to us that he or she was an accredied investor.  No general solicitation or advertising was used in connection with the issuance.  All securities issued are “restricted securities” within the meaning of Regulation D.

The following table provides information regarding the beneficial ownership of our common stock held by each of the Selling Shareholders as of August 31, 2010, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

The named parties beneficially own and have sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table.  The numbers in this table assume that none of the Selling Shareholders sells shares of common stock not being offered in this offering circular or purchases additional shares of common stock, and assumes that all shares offered are sold.  The percentages are based on 13,280,255 shares of Common Stock issued and outstanding on August 31, 2010, plus 1,777,225 shares issuable upon exercise of warrants held by the Selling Shareholders.

Name of Selling Shareholder (3)	Shares Directly Owned Prior to This Offering	Shares to be Issued Upon Exercise of Warrants Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account(1)	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Alan I. Kazden	22,500	7,875	30,375	0	0.00%
Alpha Capital c/o Konrad Ackermann	350,000	122,500	472,500	0	0.00%
Benjamin A. Johnston	25,000	8,750	33,750	0	0.00%
Bernice Brauser Irr Trust, Gerald Brauser Tee	50,000	17,500	67,500	0	0.00%
Bryan Clark	160,000	-	236,667	76,667	0.00%
Charles Kalina, III	30,000	10,500	40,500	0	0.00%
Christopher Wynne 2	-	15,550	15,550	0	0.00%
Craig Geers	15,000	5,250	20,250	0	0.00%
Cranshire Capital, L.P. c/o Keith Goodman	100,000	35,000	135,000	0	0.00%
Crescent International, Ltd. c/o Maxi Brezzi	100,000	35,000	135,000	0	0.00%
Daintree Holdings, Inc., c/o Dillon Dean	25,000	8,750	33,750	0	0.00%
David A. Charnota	100,000	35,000	135,000	0	0.00%
David A. Dent	200,000	70,000	270,000	0	0.00%
Dean A. Suhre	50,000	17,500	67,500	0	0.00%
Don Wojnowski 2	-	10,000	10,000	0	0.00%
Donald G. Drapkin	100,000	35,000	135,000	0	0.00%
Douglas A. Twiddy	50,000	17,500	67,500	0	0.00%
Frederick C. Berndt	38,000	13,300	51,300	0	0.00%

Gary Cole	10,000	3,500	13,500	0	0.00%
Gerald Auschstetter	25,000	8,750	33,750	0	0.00%
George Johnson 2	-	81,400	81,400	0	0.00%
Glen S. Davis	50,000	17,500	67,500	0	0.00%
Henry Yunes	20,000	7,000	27,000	0	0.00%
Iroquois Master Fund Ltd. c/o Josh Silverman	100,000	35,000	135,000	0	0.00%
James Athas	25,000	8,750	33,750	0	0.00%
James Massaro	25,000	8,750	33,750	0	0.00%
James P. & Susan B. Geiskopf Ch. Rem Unitrust, James P. Geiskopf, Tee	200,000	70,000	270,000	0	0.00%
James P. Geiskopf	50,000	17,500	67,500	0	0.00%
James Paschall	15,000	5,250	20,250	0	0.00%
James Surface	25,000	8,750	33,750	0	0.00%
Jeffrey Wolfson	50,000	17,500	67,500	0	0.00%
Jesup & Lamont Securities Corp.	-	150,180	150,180	0	0.00%
John Kyees	50,000	17,500	67,500	0	0.00%
Joseph Mahalick 2	-	20,300	20,300	0	0.00%
Kelley Gagnon	50,000	17,500	67,500	0	0.00%
Kenneth Ikemiya	100,000	35,000	135,000	0	0.00%
Kyleen Cane	160,000	-	236,667	76,667	0.00%
Lampf, Lipkind, Prupis, Petigrow, P.A. - Employees Saving Plan F/B/O/ Paul Petigrow	25,000	8,750	33,750	0	0.00%
Larry Kubinski	100,000	35,000	135,000	0	0.00%
Lawrence J. Wert	50,000	17,500	67,500	0	0.00%
Lester B. Boelter	100,000	35,000	135,000	0	0.00%

Mark A. Wilton	200,000	70,000	270,000	0	0.00%
Michael J. Maher, As trustee The Michael Mahre Trust of March 19,2008	100,000	35,000	135,000	0	0.00%
Michael M. Schmahl	100,000	35,000	135,000	0	0.00%
Mojo Investments, LLC c/o Jeff Oscodar	50,000	17,500	67,500	0	0.00%
Neal Frankel	25,000	8,750	33,750	0	0.00%
Nicholas Carosi, III	75,000	26,250	101,250	0	0.00%
Nicholas Milton Panagotacos	25,000	8,750	33,750	0	0.00%
Patrick K. Callero	25,000	8,750	33,750	0	0.00%
Porter Partners, L.P., c/o Jeff Porter	200,000	70,000	270,000	0	0.00%
Richard Doermer	75,000	26,250	101,250	0	0.00%
Richard Houseweart	25,000	8,750	33,750	0	0.00%
Robert A. Buntz	50,000	17,500	67,500	0	0.00%
Robert Garff	100,000	35,000	135,000	0	0.00%
Robert Maciorowski	25,000	8,750	33,750	0	0.00%
Robert Melnick	25,000	8,750	33,750	0	0.00%
Rockmore Investment Master Fund Ltd. c/o Bruce Bernstein	50,000	17,500	67,500	0	0.00%
Roger Kirk	25,000	8,750	33,750	0	0.00%
Sam Sallerson	25,000	8,750	33,750	0	0.00%
Suncreek, LLC, c/o Robert Pedersen	50,000	17,500	67,500	0	0.00%
Susan Bertash 2	-	6,000	6,000	0	0.00%
The Tisherman Family Trust dtd 6/26/2006, Jeff Tisherman Tee	50,000	17,500	67,500	0	0.00%
Thomas Hudson	50,000	17,500	67,500	0	0.00%

Twin Falls Limited, c/o Dillon Dean	25,000	8,750	33,750	0	0.00%
Whalehaven Capital Fund, Ltd., c/o Michael Finklestein	300,000	105,000	405,000	0	0.00%
William Corbett 2	-	90,120	90,120	0	0.00%
William Smith	10,000	3,500	13,500	0	0.00%

(1)	Includes shares issuable upon exercise of warrants.
(2)
Nominee of the indicated portion of the 373,550 warrants originally issued to Jesup & Lamont Securities Corp.   These include employees and others that that received the warrants earned by Jesup & Lamont Securities as placement agent in connection with our private placement closed on May 14, 2010.

Each natural person set forth above by a Selling Shareholder entity has voting and dispositive control over the Selling Shareholder shares.

Except as indicated below, none of the Selling Shareholders; (1) has had a material relationship with us other than as a shareholder at any time within the past three years; (2) has been one of our officers or directors; or (3) are broker-dealers or affiliate of broker-dealers.

Jesup & Lamont Securities Corp. is a broker-dealer and served as the placement agent in connection with our private placement closed May 14, 2010.  The common stock which is covered by this Prospectus is issuable upon the exercise of warrants granted to Jesup & Lamont as consideration for acting as our placement agent.

Kyleen Cane and Bryan Clark are the principals of Cane Clark LLP, our attorneys.

Plan of Distribution

The Selling Shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

We are quoted on the OTCBB under the symbol “XWND.OB” but do not currently have an active trading market in our stock.  If our common stock becomes actively traded on the OTCBB, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	the market price of our common stock prevailing at the time of sale;
2.	a price related to such prevailing market price of our common stock, or;
3.	such other price as the selling shareholders determine from time to time.

The Selling Shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions.  Any broker or dealer participating in such transactions as an agent may receive a commission from the Selling Shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the Selling Shareholders may distribute shares to one or more of their partners who are unaffiliated with us.  Such partners may, in turn, distribute such shares as described above.

We are bearing all costs relating to the registration of the common stock.  The Selling Shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The Selling Shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock.  In particular, during such times as the Selling Shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;
2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Description of Securities to be Registered

The Selling Shareholders will be selling up to 6,107,725 shares of our common stock by this Prospectus, which includes 1,777,225 shares issuable upon exercise of warrants held by the Selling Shareholders.  Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

As of August 31, 2010, there were 13,280,255 shares of our common stock issued and outstanding held by 309 stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors may authorize the sale and issuance of preferred stock and to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series

As of August 31, 2010, we have not designated or issued any preferred stock.

Share Purchase Warrants

We have issued warrants to purchase 1,777,225 shares of our common stock.

Included in the 6,107,725 shares of our common stock being registered for resale by the Selling Shareholders pursuant to this Prospectus are 1,777,225 shares of our common stock issuable upon exercise of warrants.  The exercise price of the warrants is $1.25 per share and they expire May 14, 2013.  Consequently, if all warrants are exercised and the full exercise price is paid, we will receive a total of $2,221,531.  The exercise price will be adjusted for any stock splits.  The holders of the warrants may exercise them on a cashless basis during any time, after this registration statement first becomes effective, in which there is not a registration statement in effect that would allow the holders, upon exercise, to resell the resulting common stock.

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business, or;
2.
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

With the exception of the dividend paid upon the liquidation of our former oil and gas operations in the fiscal year ended February 28, 2009, we have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our articles of incorporation and bylaws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Rory J. Vohwinkel, Esq., our independent legal counsel, has provided an opinion on the validity of our common stock.

Silberstein Ungar, PLLC, Certified Public Accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report.  Silberstein Ungar, PLLC has presented their report with respect to our audited financial statements.  The report of Silberstein Ungar, PLLC is included in reliance upon their authority as experts in accounting and auditing.

Description of Business

Company Overview and History

We were originally incorporated in the state of New Mexico in January of 1984.  We were engaged in the natural gas and asphalt businesses until 2007, at which time we liquidated our assets and operations and distributed the net proceeds to our shareholders after paying our debts.  On October 2, 2008, we re-domiciled from New Mexico to Nevada in anticipation of pursuing the wind turbine business.  Our former management resigned on October 21, 2008 after spending years in the oil and gas industry.  Mr. Steven Shum, our current director and CFO, replaced former management in order to start a new business direction into alternative energy.  On May 17, 2010, we changed our name to “XZERES Wind Corp.”

On March 25, 2010, we acquired certain assets formerly owned by Abundant Renewable Energy, LLC, a privately held Oregon limited liability company (“ARE”) that filed bankruptcy on March 26, 2009, from ARE’s secured creditors in exchange for 3,192,152 shares of our common stock, par value $0.001 per share. The bankruptcy was later dismissed and the secured creditors subsequently acquired the assets of ARE under a Collateral Surrender Agreement signed February 8, 2010.  The secured creditors then conveyed the surrendered assets to us in exchange for stock on March 25, 2010 pursuant to an Asset Purchase Agreement.

The assets acquired included intellectual property and other rights related to wind turbine systems formerly manufactured and sold by ARE.  We have rebranded these products with our name and logo.  Our products are presently commercially available and we are actively marketing our products to potential customers.

On May 14, 2010, we closed on a private offering of common stock and warrants with total gross proceeds to us of $4,010,500, which capital allowed us to commence operation of our wind turbine business during the fiscal quarter ended May 31, 2010 by providing us with working capital.  We have been and will continue to use this working capital to acquire components to build products, to lease and outfit our leased space, and to hire staff for general administration, sales and marketing, engineering, and for test and assembly roles.

Our principal offices are located at 9025 SW Hillman, Suite 3126, Wilsonville, OR 97070.  Our phone number is (503) 388-7350.

Business of Company

We are in the business of designing, developing, and marketing small wind turbine systems and related equipment for electrical power generation, specifically for use in residential, small business, rural electric utility systems, other rural locations, and other infrastructure applications.  We employ proprietary technology, including power electronics, alternator design, and blade design to increase performance, reliability, and sound suppression.

Our products integrate with currently available complementary products from other manufacturers, such as inverters, lightning protection equipment and towers.  We do not have any written agreements with these other manufacturers. Our systems comprise several major components including the turbine sub-system (which converts wind energy into electricity), the tower (which holds the turbine high in the wind), a turbine controller (which controls the turbine subsystem and contains monitoring hardware and software), and an inverter (which converts the electricity generated from DC to AC to connect to a customer’s electrical load or to the grid). We currently design and contract the manufacturing for the turbine and controller, but the tower while designed to specifications suitable to our turbine requirements is made and sold by separate companies depending on the style that the customer orders.  Similarly, the inverter, which converts the energy generated to a form suitable to connect into the electric grid, is manufactured by another company and is in fact a commercial off-the-shelf product.  We sell a “system” with all of these parts included in the selling price.  The system will not operate as designed without these complementary products.  In the case of the inverter, there are other commercially available products that will integrate with our components, but we perform the system integration design to sell the entire system as a package to the customer.

Going forward, we expect to seek feedback on our products from top renewable energy (“RE”) consultants, manufacturers of complementary equipment, the National Renewable Energy Laboratory, and the U.S. Department of Energy (“DOE”) which, in turn, will help us to develop new innovative, attractive, quiet, and durable small wind equipment, designed for ease of installation and to certification standards which cover standard testing procedures, power ratings, and structural designs of small wind systems.

We believe that having outside evaluations of our products can lead to overall improvement in the quality of our product line.  Independent reviews also provide useful support or validation in our marketing and sales effort.  For example, the National Renewable Energy Laboratory (NREL) installed and tested our 10kW machine at their testing facility in Colorado.  (The testing report notes that the test was performed on an ARE 442 turbine product, which is the exact product that we now sell branded under our name.)

This test was conducted as part of the U.S. Department of Energy’s (DOE) Independent Testing project. This project was established to help reduce the barriers of wind energy expansion by providing independent testing results for small turbines. In total, four turbines were tested at the National Wind Technology Center (NWTC) as a part of this project. Five tests were included in the evaluation on the ARE442: safety and function, power performance, duration, noise, and power quality tests. Test results provide manufacturers with reports that can be used for small wind turbine certification. The system was installed by the NWTC Site Operations group with guidance and assistance from Abundant Renewable Energy. We will use the tests reports for small wind turbine certification. The report is available on the NREL website. http://www.nrel.gov/wind/smallwind/abundant_renewable_energy.html

We were then able to use this independent data from NREL to engage an outside consulting firm to seek Underwriters Laboratories listing for our 10kW system.  UL is a product safety certification and compliance solution that we believe may enhance the sales and marketing appeal of our systems.  We have not yet obtained UL listing for any of our products. At this time, there is no approved UL standard governing wind turbine systems.  There is a draft UL standard (UL Subject 6140) which we anticipate being widely used within the United States following its approval.   Because we are anticipating the wide adoption of this standard by local authorities within the United States, we are currently designing our products for compliance with it.  When this standard is approved we intend to pursue listing of our wind turbine systems under it.

Dramatic increases in state and federal incentives, high energy costs, and environmental consciousness are driving unprecedented growth in the small wind turbine market.  Our current products compare as technology leaders in this market, and we will work to advance this leadership position through the continual development of performance improvements.  For example, the power curve, which is a measure of performance of a system, on our 10kW system exceeds the claimed power curves on similar sized machines from competitors in the field.  Every manufacturer states the specifications on performance of its turbines, known as a “power curve” which plots power output vs wind speed,based on product testing.  Those specifications are published by each manufacturer in much of the same way a manufacturer details the specifications of an automobile. We are then able to compare the specifications of other manufactured turbines to our own turbines.  Our power curve for our Model 442  has been independently validated by the National Renewable Energy Laboratory, while many manufacturer curves are only based on internal testing.  Using this published data, we can plot our curve on the same graph as competitor curves and can show that our products produce more power at a given wind speed than some other competitors with the same nominal rating.   We can also use the same data to predict the annual energy production of competing machines assuming a standard distribution of wind resource availability.  This energy production, calculated based on published power curves by multiple manufacturers, is used in conjunction with published pricing of competing machines to show that our product has a superior return on investment.  Much of the published data comes from Home Power Magazine which has an annual buyer’s guide issue showing specifications of many of the competing products available on the market.

There can be no assurance that we will be able to maintain any technological leadership or successfully exploit that leadership position to the benefit of our shareholders.

Wind Power

The demand for alternative means of electricity generation has increased due to the rising cost of energy and consumer awareness of environmental issues. According to the American Wind Energy Association (“AWEA”), wind power is second only to natural gas in terms of new capacity added and was the most rapidly growing means of alternative electricity generation at the turn of the 21st century. State and federal incentives have significantly reduced barriers to wind power development as well as the payback period for investments in small wind turbines for homeowners and small businesses.

Such incentives take the form of significant tax breaks or even cash incentives to purchasers of wind power systems.  As a result of such incentives, the effective price or cost to the user is greatly reduced making the return on investment much more attractive and lowers the time period it takes to generate enough energy to recover the total cost of the system.  While many customers are attracted to renewable energy for the positive environmental attributes, the ultimate decision often centers on a cost/benefit and investment return analysis.  Governmental incentives play an important role by lowering the effective cost to the end user of and wind power system and thereby making a purchase more attractive.

Wind is a form of solar energy. Winds are caused by the uneven heating of the atmosphere by the sun, the irregularities of the earth's surface, and rotation of the earth. Wind flow patterns are modified by the earth's terrain, bodies of water, and vegetation.

The terms wind energy or wind power, describe the process by which the wind is used to generate mechanical power or electricity. Wind turbines convert the kinetic energy in the wind into mechanical power. A generator can convert this mechanical power into electricity.

Modern wind turbines fall into two basic groups: the horizontal-axis variety and the vertical-axis design.  Horizontal-axis wind turbines typically either have two or three blades. These three-bladed wind turbines are operated "upwind," with the blades facing into the wind.

Single small turbines, below 100 kilowatts, are used for homes, telecommunications dishes, or water pumping. Small turbines are sometimes used in connection with diesel generators, batteries, and photovoltaic systems. These systems are called hybrid wind systems and are typically used in remote, off-grid locations, where a connection to the utility grid is not available.

Inside the Wind Turbine

Wind Power Industry

The U.S. Department of Energy's Wind and Hydropower Technologies Program is working with wind industry partners to develop clean, domestic, innovative wind energy technologies that can compete with conventional fuel sources. Program efforts have culminated in some of the industry's leading products today and have contributed to record-breaking industry growth.

For the past four years, the U.S. has led the world in new wind capacity, overtaking Germany in cumulative wind capacity installations, according to the AWEA’s U.S. Wind Industry Annual Market Report, Year Ending 2009.

Much of the Wind Industry to date is made up of large, utility-scale turbines.  However, small wind turbines (<100kW) are now benefitting from many of the same high-growth factors driving large turbines, which include:

•	Persistent, high energy costs;
•	Improved technology leading to significantly more efficient turbines;
•	Incentive programs; and
•	General improvement in attitudes toward alternative energy solutions.

The U.S. and Europe contain approximately 71% of the planet’s existing wind power installations. The U.S., Germany, Spain, India and Denmark have made the largest investments in wind-generated electricity according to the World Wind Energy Association. The World Wind Energy Association expected that by 2010, 190GW of capacity would be installed worldwide, up from 121.2 GW at the end of 2008, implying an anticipated net growth rate of more than 25% per year.

The U.S. continues to lead the world as one of the fastest-growing wind power markets, according to a report from the U.S. Department of Energy (DOE) by Lawrence Berkeley National Laboratory (LBNL). The States with the most wind production are Texas, California, Iowa, Minnesota, and Oklahoma.

A new assessment from the National Renewable Energy Laboratory showed U.S. wind resources are larger than previously estimated. Highlights of the analysis reveal Onshore U.S. wind resources could generate nearly 37,000,000 gigawatt hours (GWh) annually, more than nine times the current total U.S. electricity consumption.

In 2008, the U.S. Department of Energy (DOE) published a report that examined the technical feasibility of using wind energy to generate 20% of the nation’s electricity demand by 2030. The report, "20% Wind Energy by 2030: Increasing Wind Energy's Contribution to U.S. Electricity Supply," includes contributions from DOE and its national laboratories, the wind industry, electric utilities, and other groups. The report examines the costs, major impacts, and challenges associated with producing 20% wind energy or 300 GW of wind generating capacity by 2030.

The report's conclusions include:

•
Reaching 20% wind energy will require enhanced transmission infrastructure, streamlined siting and permitting regimes, improved reliability and operability of wind systems, and increased U.S. wind manufacturing capacity.

•	Achieving 20% wind energy will require the number of annual turbine installations to increase nearly 3-fold by 2017.

•	Integrating 20% wind energy into the grid can be done reliably for less than 0.5 cents per kWh.

•	Achieving 20 percent wind energy is not limited by the availability of raw materials.

•	Addressing transmission challenges such as siting and cost allocation of new transmission lines to access the Nation's best wind resources will be required to achieve 20% wind energy.

Apart from regulatory issues and externalities, decisions to invest in wind energy generally depend on the cost of alternative sources of energy. Natural gas, oil and coal prices, and the main production technologies with significant fuel costs are often determinants in the choice of the level of wind energy.

Our Market

U.S. wind power capacity grew by 50% to 25.3GW in 2008, the latest year for which industry wide data is available. The average output of one megawatt of wind power is equivalent to the average electricity consumption of about 250 American households. According to the AWEA, wind generated enough electricity in 2008 to power 1.5% (4.5 million households) of total electricity demands in the U.S., up from less than 0.1% in 1999. U.S. Department of Energy studies have concluded that onshore wind resources in the U.S. could generate nearly 37,000,000 gigawatt-hours, more than nine times current total U.S. electricity consumption.

According to an AWEA survey, small wind turbine sales for U.S. manufacturers increased from $42 million in 2007 to $77 million in 2008, or a 78% increase. This reflects a 30% growth in capacity, or an increase of 17.3MW capacity in small wind turbines. Andy Kruse, cofounder of Southwest Wind Power (“SWWP”) recently stated that the two largest U.S. manufacturers of small wind turbines (SWWP and Bergey Wind Power) experienced 70% and 80% growth in sales in 2007, respectively. Residential installations more than doubled between 2007 and 2008.  Despite the severe economic challenges in 2009, according to the AWEA the small wind industry continued to grow, adding an additional 20 megawatts (MW) of new installed capacity with approximately 10,000 new systems installed, representing a 15% increase over 2008.

As payback periods continue to be reduced, we expect that the market for small wind products will continue to grow, even re-accelerating from the 2009 pace (which was affected by the severe economic recession).  Several developments are contributing to the industry's growth.  We feel that the small wind industry is approaching a tipping point, where increased performance, better incentives, and higher energy costs will combine to make wind-generated energy cheaper than utility energy. If this occurs, small wind turbine systems will become a smart investment for the ordinary rural resident. Additionally, we anticipate that rapid growth will make established companies in this industry attractive acquisition targets for larger companies.

We expect that our typical customer will have one or more acres of property that consistently experiences at least an average wind speed in the range of 9.8 to 11.5 mph, which is known as a Class 2 Wind.  According to AWEA's 2009 report on "Small Wind Global Market Study", 25.2 million homes in the U.S. have an acre or more of property and 35% of those homes have Class 2 Winds or better, generating a potential market of 12 million units in 2010 that AWEA expects to grow to 13.9 million homes by 2020.

The foregoing market and industry data was collected from the 2009 American Wind Energy Association (AWEA) annual report, publicly available on the AWEA website.  We believe that this is the most recent report and public market data available currently.  We did not pay for the report and it was not prepared for our use.  The AWEA allows the data to be used with proper attribution.

Our Products

The wind turbine systems we acquired and no offer for sale are comprised of our own, proprietary design (that uses both standard third party engineered components and our own internally engineered components integrated into a single system). Leveraging an outsourced manufacturing model, we currently assemble  these wind turbine systems from component parts manufactured by third-party suppliers at our leased facility at 9026 SW Hillman in Wilsonville, Oregon.   We sell the assembled wind turbine systems, the towers on which the turbines are mounted, and related components and accessories.

We currently assemble and offer for sale two wind turbine systems, a 2.5kW system we have branded as the XZERES 110, and a 10kW system we have branded as the XZERES 442.  Both systems are tower mounted and generate electrical output for use on site where installed and can also be connected to the electrical grid.  When connected to the electrical grid, a configuration referred to as an on-grid application, our wind turbine system is integrated into the site’s existing electrical power connection to the main grid.  This configuration allows a customer to draw electrical power from either the wind turbine system or the main grid or both, depending upon the customer’s need and the wind turbine system’s current output.  In some jurisdictions, power generated by the wind turbine system in excess of the customer’s current needs can be sent back into the main grid and the customer can receive a credit from their utility provider.  Credit is not universally available, however, and specific net-metering rules for local area jurisdictions vary widely.

In addition, our 2.5kW system, the XZERES 110, can be further configured to link to a battery system that will store electrical power generated by the wind turbine system in excess of the customer’s current demands.  That stored power can then be drawn from the battery system by the customer when needed.

We are presently working to adapt our 10kW system, the XZERES 442, to work with battery systems.  We expect that capability to be commercially available on our 10kW system in January 2011.

We also offer both our wind turbine systems in a configuration suitable for marine applications.  Here the system receives marine-grade protective coatings and components designed to withstand high salinity and high humidity conditions as typically found in coastal environments.

Our wind power systems are installed on towers, which can range from 45 feet to 140 feet tall, depending on the specific site characteristics.  For our 10kW system, we source towers from third party tower manufacturers.  For our 2.5kW system, we sell both third party towers and towers that we have branded as ours.  All towers we offer, whether 3rd party solutions or our own, are commercially available today.  The towers that we build are customer designed to specification.  Although we have the ability to manufacturer our own towers and may do so from time to time, we have recently made a business decision to outsource tower building to third parties going forward.

We also offer for sale, but do not manufacture, other products that work with our wind turbine systems and provide value to our customers, including devices to protect our wind turbine systems from lightning strikes and equipment needed to connect our wind turbine systems to the main electrical grid or to battery storage systems.

In addition to the above products, we hope to someday work collaboratively as a strategic partner with other RE manufacturers, such as SMA America, LLC and OutBack Power, to develop new component solutions to further enhance our overall systems and as we develop new products. We do not currently have any such strategic partnerships in place and there can be no assurance that any RE manufacturer would be receptive to such an arrangement.  At present, our wind turbine systems integrate with standard off-the-shelf equipment needed to connect our systems to the main electrical grid from SMA America, LLC and Outback Power and we resell those products to our customers. Standard off-the-shelf equipment means stock merchandise that is readily available through vendors in the industry.

In addition, we are currently working on engineering changes to our products that will allow remote access data monitoring of the wind turbines.  Some of our competitors have the ability to remote access and we feel this will allow our customers and us to have an easier time of troubleshooting any problems that may arise with the various systems we sell. We also believe it will help our products to be better competitive in the marketplace.

Distribution of Products

Dealers are an important aspect in our sales and distribution strategy.  We expect that most sales of our products will occur through a network of dealers.  Dealers can range from small, 1-2 person operations to larger, regional or national companies.  At present, our dealer network consists of smaller companies only and we have not established agreements with any larger, regional or national dealers.  We are working to establish agreements with dealers already familiar with our products as well as to bring in new dealers.   At present we have signed agreements with a limited number of initial dealers, 40 as of August 31, 2010, and there can be no assurance that we will be successful in establishing a viable dealer network on favorable terms.   We are not dependent upon any one or more particular dealers.

Dealers are often contractors who provide various construction services for small business and homeowners and have experience with installing renewable energy systems, such as wind and solar.  They provide a vital link to potential end users of renewable energy equipment and alleviate manufacturers from having to provide large field service operations for conducting sales and service.  Thus, our sales and marketing effort is designed to support, educate, and provide training seminars for dealers.

We employ five dedicated sales representatives who are focused on building our dealer network and helping the current dealers to close specific sales opportunities.  We employ an additional three personnel assigned to building a more detailed and sophisticated website which we plan to use for marketing and sales purposes.

Competition

We will compete with a number of established manufacturers, importers, and distributors who sell wind turbine systems and related equipment. These companies enjoy brand recognition which exceeds that of our brand name. We will compete with several manufacturers, importers, and distributors who have significantly greater financial, distribution, advertising, and marketing resources than we do.  We have only recently begun selling our wind turbine systems and, at present, represent an insignificant portion of the total number of small wind turbine systems being sold into the target market.

Our primary competitors of similarly sized, horizontal access wind turbines that compete in our market and sell 2.5 to 10 kilowatt systems are:

•
Bergey WindPower (“Bergey”) - The XL.1 (1 kW) is mass-produced in China and is smaller than any of our models. The Excel (10kW) is built in Oklahoma; it is a 25 year old design. Bergey sells to its own network of dealers/installers and directly to consumers.

•
Southwest Windpower (“SWWP”) - The Whisper 200 (900 W) and the Whisper 500 (3 kW) are inexpensive wind turbines manufactured in the U.S. The new Skystream (1.8 kW) wind turbine began shipping last year. SWWP sells through RE distributors such as Conergy and GroSolar.

•	Proven Energy, Ltd. – A European (Scotland-based) company that installed its first turbine in 1982. The company provides four different products (3.2kW, 6kW and two separate 15kW machines).

Over the past 24 months, new companies have entered the small wind marketplace, many of which are focused on vertical-access system designs.  Most of these newer companies have yet to demonstrate field-tested, proven equipment.

Developing successful products for the small wind market requires, among other things, industry knowledge and expertise, which we believe provides a significant barrier to entry. In addition, having proven, field-tested equipment is perhaps the most important factor in customer purchase decisions and an even greater barrier to entry.  While numerous small wind providers have emerged more recently, very few meet this requirement of equipment out in the field that has been running for an extended period of time and delivered on the promised energy output. Thus, we believe there are relatively few companies that meet the necessary customer/dealer standards to currently compete in the small wind industry.

We expect to compete primarily on the basis of quality, technology advantages, ability to timely deliver product, field-proven experience and price (on a per kWh basis). We believe that our success will depend upon our ability to remain competitive in our product areas.

In addition to direct competition from other manufacturers of small wind turbine systems, we face indirect competition from other sources of energy, including both traditional delivery of electrical power over the grid and other sources of small renewable energy, such as small solar panel systems.  Generally speaking, the strength of one technology over another in a particular instance is a function of the specific application, location, and total cost/benefit characteristics.  Whatever technology solution can provide the best electrical output at the lowest cost in a particular environment will tend to be favored.

Principal Suppliers

We have elected to outsource the manufacturing on most of the various system components and then conduct assembly and final test internally at a facility in Oregon.  Our most important supplier is Powin Corporation  because it is the Company’s alternator manufacturer, which is the most expensive component to the system.  There is no written agreement in place with Powin. We purchase alternators from Powin on a purchase order basis.

Intellectual Property

We own the rights to three applications filed in the United States for patent protection on key technology innovations and five applications for trademark registrations.  We do not currently hold any patents or registered trademarks. We will also apply for copyright protection in the United States and other jurisdictions where appropriate. We also may elect to avoid filing for patent protection on other aspects of our systems because of difficulty protecting the patent or disclosure of proprietary information that would result from the patent process, which is determined to be better remaining as trade secrets.  There can be no assurance that we will receive any patents in the United States or elsewhere.  Further, even if we receive patents, there can be no assurance that the patents will be enforceable.

We will seek to obtain confidentiality agreements where necessary from our various suppliers. We will also seek confidentiality agreements with any consultants that we use.

We intend to assert our rights under trade secret, unfair competition, trademark and copyright laws to protect our intellectual property, including product design, proprietary manufacturing processes and technologies, product research and concepts and recognized trademarks. These rights will be protected through the acquisition of patents and trademark registrations, the maintenance of trade secrets, the development of trade dress, and, where appropriate, litigation against those who are, in our opinion, infringing these rights.

While there can be no assurance that patents, copyrights, registered trademarks or other measures will protect our proprietary information, subject to our financial, legal and business constraints, we intend to assert our intellectual property rights against infringers.

We estimate we will spend approximately $75,000 on counsel and filing fees in the next twelve months on intellectual property protection regarding the designs for our residential wind turbine systems and related equipment.

Regulatory Matters and Government Incentives

Many state and local governments have implemented a diverse set of initiatives and incentive programs for wind equipment purchases. State incentives can take the form of net metering, rebates, tax credits, and feed in tariffs:

•
Net metering allows customers to connect renewable generation equipment to their utility power system. The utility takes any excess energy produced and credits it back to the customer on a net basis. The utility in essence banks your energy for free. There are 43 states that have net metering in all or part of the state.

•
Rebates are cash payments that are usually given to the installer, who must wait until the project is completed and inspected to get paid. The rebate is deducted from the project cost billed to the customer. Rebates can be based on rated power, swept area, blade length, installed cost, or projected energy generation.

•
Tax credits can be based on project cost or per kW of rated capacity. Some tax credit programs have caps on maximum dollars per project or year. Some must be taken over several years and some are transferable.

•
Feed in tariffs, or production incentives as they are called in Washington State, are above-market payments for energy generated from RE. These are common in Europe and interest levels are growing in the United States. Washington State is the only state offering production incentives at this time, but several other states have introduced bills to implement production incentives.

As of June 2010, at least 39 states have tax incentives of some type, such as credits, sales tax exemption, or property tax exemption, productivity incentives such as grants or rebates, or other subsidies to support wind energy development and use. Newer incentive programs such as Oregon's, Wisconsin's and Massachusetts’ are being designed so they favor higher production machines such as our 2.5kW and 10kW systems.  Many states continue to streamline permitting processes and incentive programs.

In 2009, DOE announced $118 million from The American Recovery and Reinvestment Act for wind energy R&D.  With respect to the FY2010 R&D budget, there are three proposals on the table.  The President’s FY2010 budget includes $75 million for the DOE wind program.  The Senate has passed an energy and water appropriations bill that includes $85 million for the DOE wind program in 2010, and the House of Representatives’ appropriations bill includes $70 million for the same purpose.  The differences between the two bills must now be reconciled by a Conference Committee.  Final passage is expected early this fall.  AWEA seeks to increase the annual funding for wind energy research & development and other programs at the DOE and other Federal agencies to $217 million over the course of the next three to five years.

Under present law, a federal-level investment tax credit (ITC) is available to help consumers purchase small wind turbines for home, farm, or business use. Owners of small wind systems with 100 kilowatts (kW) of capacity or less can receive a credit for 30% of the total installed cost of the system.

The ITC, written into law through the Emergency Economic Stabilization Act of 2008, is available for equipment installed from October 3, 2008 through December 31, 2016. The value of the credit is now uncapped, through the American Recovery and Reinvestment Act of 2009.

The Energy Independence and Security Act of 2007, passed in December 2007, contained benefits for renewable energy systems in general, of which wind power systems would qualify.  Those provisions included Technical Assistance Grants, Renewable Energy Construction Grants, and Express Loans for Renewable Energy and Energy Efficiency (Small Businesses).  Each of those programs could further benefit customers that install a wind power system.  We view such policy initiatives as generally positive for the wind industry and the company, but do not expect that this particular piece of legislation is immediately material to our business prospects.

State Regulations Governing Power Produced

Each state is responsible for regulating the sale, installation and interconnection of alternative energy within their state. Currently, there is no Federal-level regulation that specifically controls the sale, distribution and installation of small wind turbines beyond general small business regulations. The Public Utility Regulatory Policies Act of 1978 or PURPA, requires utilities to interconnect and purchase energy from small wind systems. Individual utilities are permitted to regulate that process.

Local Regulations Surrounding Small Wind Turbine Use

Individuals and small businesses interested in small wind turbine use are subject to local regulations and involve Public utility companies, inspectors, permits, site evaluation for placement, tower height and aesthetic concerns, and restrictions regarding professional versus do-it-yourself installation.  The AWEA offers a Model Zoning Ordinance to help local officials update ordinances governing small wind turbine installations. However, states often have unique subsidies or other programs designed to encourage on-site electricity generation. Existing state laws and local regulations continue to evolve in order to encourage and maintain safe, effective and efficient use of small wind energy systems.

Environmental Studies and Regulations

Overall, studies have shown wind energy has a low impact on the environment and does not generate air, or water pollution, global warming pollutants or waste. According to the American Wind Energy Association, although wind turbines have positive impacts, there are a few studies indicating negative impacts on the environment.

Wind turbines and energy plants are generally known to be quiet, unobtrusive and non-threatening to both humans and wildlife. Recent studies that indicate negative impacts on humans and wildlife include: birds and bats colliding with wind turbines, noticeable “whooshing” or low frequency sounds and shadow flicker. Shadow flicker occurs when the blades of a turbine pass in front of the sun to create a recurring shadow on an object.

The wind energy industry is partnering with conservation groups and government agencies and conducts ongoing land use and avian studies at wind sites across the country. Pre- and post-construction efforts to protect land and wildlife include wildlife consultants, surveys, and various state, federal land use, fish and wildlife agencies.

We have not incurred and do not anticipate incurring any expenses associated with environmental laws.

Research and Development Expenditures

We did not incur any research and development expenses in the prior two fiscal years.  Since our recent financings, we have incurred significant development expenditures as we pursue our product development and expansion efforts.  Our research and development expense of $171,620 incurred in the fiscal quarter ended May 31, 2010, as well as the anticipated costs over the next twelve months will continue to be largely associated with compensation paid to our newly expanded engineering staff.  We expect these costs to remain significant as we focus on improving our existing products as well as designing and developing new wind turbine systems.  We expect that our research and development expense over the next twelve months will approximate $1.2 million, none of which will be borne directly by our customers.

Subsidiaries

We do not currently have any subsidiaries.

Employees

Since commencement of active operations during the fiscal quarter ended May 31, 2010, we have added a number of employees to begin executing on our business plan.  As of August 31, 2010, we have 26 full time employees, including 8 technical and engineering personnel, 8 sales and marketing personnel, and the balance in executive, manufacturing or general administration.  Additional individuals have been and may continue to be engaged as outside consultants to provide additional assistance in our operations on an as-needed basis.

At present, we have three such independent contractors providing services.  On April 7, 2010, we retained the services of TRD Associates, LLC to provide technical assistance, design, consultation, and review services as directed, which include power engineering, electronic design, component engineering, manufacturability, engineering process, documentation, quality systems, software systems design development and testing. The agreement is terminable by written notice to the other party on 30 days’ written notice.  We have agreed to compensate TRD Associates $175 per hour with discounts rates available for projects that take longer than a week.  On August 6th, we retained the services of Michelle Lequini to provide technical writing services for internal system documentation. The agreement is terminable by written notice to the other party on 30 days’ written notice.  We have agreed to compensate Lequini $35 per hour.  On July 29, 2010, we retained the services of Sabriha J. Luevano to provide website design services. The agreement is terminable by written notice to the other party on 30 days’ written notice.  We have agreed to compensate Luevano $15 per hour.

As we begin to generate revenues, we may further expand our current management team and employee headcount in the future to retain skilled directors, officers, and employees with experience relevant to our business focus.  Specifically, we are actively seeking to hire additional personnel for both sales and for technical and engineering.  On August 25, 2010, we appointed a new CEO with significant industry experience, Frank Greco.

Description of Property

We maintain our corporate office at 9026 SW Hillman, Suite 3126, Wilsonville, OR 97070.

On April 27, 2010, we entered in to a three (3) year, three (3) month lease agreement with BIT Holdings Fifty-Seven-Inc., a Maryland corporation, for the use of approximately 13,558 square feet located at 9025 SW Hillman Court, Bldg. 31, Suites #3126 and 3122 in Wilsonville, Oregon. We use approximately 3,960 square feet as office space and the balance, approximately 9,598 square feet, as shop floor space to conduct final testing of components, product assembly, and shipping and receiving.

Our lease includes an option to extend for an additional three (3) year term.  Our rent starts at $2,500 per month for suite 3126 and $940 per month for suite 3122.  We presently occupy and pay rent on both suites.  The rent doubles to $5,000 per month and $1,880 per month for the suites, respectively, in month seven and then escalates every six months thereafter until the final six months of the term.  The final monthly rent for the two suites is $5,463 and $2,054, respectively.  We have paid advance rent of $4,000 and a security deposit of $15,838.  We are also responsible for our proportionate share of the CAM and real property taxes attributable to the building.

The tenant improvement portion of the lease is guaranteed by one of our shareholders, Core Fund, L.P.  Although we are not required to do so, we have agreed to replace this guarantee with a bank letter of credit, but we have not done so as of October 7, 2010.  We expect to replace the guarantee with a letter of credit by the end of the current fiscal year.
Legal Proceedings

We are not currently a party to any legal proceedings. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

Our resident agent for service of process in Nevada is Nevada Agency and Transfer Company, 50 West Liberty, Suite 880, Reno NV 89501.

Market for Common Equity and Related Stockholder Matters

Limited Public Market for our Common Stock

Our common stock is currently eligible to be quoted on the Financial Industry Regulatory Authority’s Over the Counter Bulletin Board (“OTCBB”) under the symbol “XWND.”  At present there is a very limited public market for our common stock.  We cannot give any assurance that the shares offered will have a market value, or that they can be resold at the offered price if and when an active secondary market might develop, or that a public market for our securities may be sustained even if developed.

The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTCBB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ending February 28, 2010
Quarter Ended	High $	Low $
February 28, 2010	N/A	N/A
November 30, 2009	N/A	N/A
August 31, 2009	N/A	N/A
May 31, 2009	N/A	N/A

Fiscal Year Ending February 28, 2009
Quarter Ended	High $	Low $
February 28, 2009	N/A	N/A
November 30, 2008	0.10	0.10
August 31, 2008	N/A	N/A
May 31, 2008	0.50	0.50

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Financial Statements

Index to Financial Statements Required by Article 8 of Regulation S-X:

F-1	Balance Sheet as of August 31, 2010 (Unaudited) and February 28, 2010 (Audited)
F-2	Statements of Operations (Unaudited) for the Three and Six Months Ended August 31, 2010 and 2009
F-3	Statement of Stockholders’ Equity (Deficit) as of August 31, 2010 (Unaudited)
F-4	Statements of Cash Flows (Unaudited) for the Six Months Ended August 31, 2010 and 2009
F-5	Notes to Financial Statements;

Audited Financial Statements:
F-13	Report of Independent Registered Public Accounting Firm
F-14	Balance Sheet as of February 28, 2009 and 2010
F-15	Statements of Operations for the years ended February 2009 and 2010 and the period from October 3, 2008 (inception) through February 28, 2010
F-16	Statement of Stockholders’ Deficit as of February 28, 2010
F-17	Statement of Cash Flows from for the years ended February 28, 2009 and 2010 and the period from October 3, 2008 (inception) to February 28, 2010;
F-18	Notes to Financial Statements;

XZERES WIND CORP.
(FORMERLY CASCADE WIND CORP., INC.)
BALANCE SHEETS
AS OF AUGUST 31, 2010 (UNAUDITED) AND FEBRUARY 28, 2010 (AUDITED)

ASSETS	August 31, 2010 (Unaudited)	February 28, 2010 (Audited)
Current Assets
Cash and cash equivalents	$1,684,481	$195,990
Accounts receivable	6,326	-
Inventories	353,732	-
Inventory deposit	74,135	-
Note receivable	20,000	-
Prepaid expenses	73,959	-
Total Current Assets	2,212,633	-

Property and Equipment, net	238,183	-

Other Assets
Intellectual property	1,320,226	-
Deposit	7,500	-
Total Other Assets	1,327,726	-

TOTAL ASSETS	$3,778,542	$195,990

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
LIABILITIES
Current Liabilities
Accounts payable	$97,990	$0
Accrued expenses	115,320	337,578
Customer deposits	52,390	-
Warranty reserve	53,007	-
Loans from shareholder	-	90,740
Total Liabilities	318,707	428,318

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, par $0.01, 5,000,000 shares authorized, no shares issued and outstanding	0	0
Common stock, par $0.001, 100,000,000 shares authorized, 13,280,255 and 4,682,602 shares issued and outstanding, respectively	13,280	4,683
Stock warrants	995,246	-
Additional paid in capital	4,694,114	40,641
Accumulated deficit	(2,242,805)	(277,652)
Total Stockholders’ Equity (Deficit)	3,459,835	(232,328)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$3,778,542	$195,990

The accompanying notes are an integral part of the financial statements.

XZERES WIND CORP.
(FORMERLY CASCADE WIND CORP., INC.)
STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED AUGUST 31, 2010 AND 2009

	Three Months Ended		Six Months Ended
	Aug 31, 2010 (Unaudited)	Aug 31, 2009 (Unaudited)	Aug 31, 2010 (Unaudited)	Aug 31, 2009 (Unaudited)

GROSS REVENUES	$361,484	$0	$365,869	$0

COST OF GOODS SOLD	276,309	0	278,018	0

GROSS PROFIT	85,175	0	87,851	0

OPERATING EXPENSES
General and administrative expenses	646,820	1,727	876,171	10,730
Compensation expense	144,256	-	334,124	-
Marketing	71,737	-	107,333	-
Sales expense	148,262	-	166,833	-
Engineering/R&D expense	400,140	-	571,760	-
TOTAL OPERATING EXPENSES	1,411,215	1,727	2,056,221	10,730

LOSS FROM OPERATIONS	(1,326,040)	(1,727)	(1,968,370)	(10,730)

OTHER INCOME	2,143	0	3,217	0

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(1,323,897)	(1,727)	(1,965,153)	(10,730)

PROVISION FOR INCOME TAXES	0	0	0	0

NET LOSS	$(1,323,897)	$(1,727)	$(1,965,153)	$(10,730)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	13,280,255	4,651,978	11,383,587	4,651,978

NET LOSS PER SHARE:
BASIC AND DILUTED	$(0.10)	$(0.00)	$(0.17)	$(0.00)

The accompanying notes are an integral part of the financial statements.

XZERES WIND CORP.
(FORMERLY CASCADE WIND CORP., INC.)
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)
AS OF AUGUST 31, 2010

	Common Stock		Stock	Additional Paid in	Accumulated
	Shares	Amount	Warrants	Capital	Deficit	Total

Balance, February 28, 2009	4,651,978	$4,652	$-	$40,367	$(209,274)	$(164,255)

Correction of shares outstanding	79	-	-	-	-	-

Issuance of stock for cash	30,545	31	-	274	-	305

Net loss for the year ended February 28, 2010	-	-	-	-	(68,378)	(68,378)

Balance, February 28, 2010	4,682,602	4,683	-	40,641	(277,652)	(232,328)

Correction of shares outstanding	3	-	-	-	-	-

Shares issued for consulting services	200,000	200	-	1,800	-	2,000

Shares issued in payment of an accrued expense	320,000	320	-	82,061	-	82,381

Shareholder loans converted to shares	226,850	227	-	90,513	-	90,740

Shares issued to acquire assets	3,192,150	3,192	-	1,273,669	-	1,276,861

Shares issued in connection with private placements	4,658,650	4,658	-	4,265,101	-	4,269,759

Equity issuance costs		-	-	(398,550)	-	(398,550)

Warrants issued in connection with private placements	-	-	995,246	(995,246)	-	-

Stock options issued to employees	-	-	-	334,125	-	334,125

Net loss for the six months ended August 31, 2010	-	-	-	-	(1,965,153)	(1,965,153)

Balance, August 31, 2010	13,280,255	$13,280	$995,246	$4,694,114	$(2,242,805)	$3,459,835

The accompanying notes are an integral part of the financial statements.

XZERES WIND CORP.
(FORMERLY CASCADE WIND CORP., INC.)
STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED AUGUST 31, 2010 AND 2009

	Six Months Ended August 31, 2010 (Unaudited)	Six Months Ended August 31, 2009 (Unaudited)
Cash Flows from Operating Activities:
Net loss for the period	$(1,965,153)	$(10,730)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation expense	13,734	-
Share-based compensation	334,124	-
Issuance of common shares for services	4,381	-
Changes in Assets and Liabilities
Accounts receivable	(6,326)	-
Inventories	(353,732)	-
Inventory deposit	(74,135)	-
Prepaid expenses	(73,959)	-
Accounts payable	97,991	(388)
Accrued expenses	(142,258)	-
Customer deposits	52,390	-
Warranty reserve	(46,993)	-
Net Cash Used in Operating Activities	(2,159,936)	(11,118)

Cash Flows from Investing Activities:
Note receivable advanced	(20,000)	-
Purchase of property and equipment	(195,282)	-
Deposit paid	(7,500)	-
Net Cash Used in Investing Activities	(222,782)	-

Cash Flows from Financing Activities:
Proceeds from issuance of common shares	3,873,709	-
Loans from shareholder	-	10,000
Equity issuance costs paid	(2,500)	-
Net Cash Provided by Financing Activities	3,871,209	10,000

Net Increase (Decrease) in Cash and Cash Equivalents	1,488,491	(1,118)

Cash and Cash Equivalents – Beginning	195,990	1,978

Cash and Cash Equivalents – Ending	$1,684,481	$860

Supplemental Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Supplemental Non-Cash Investing and Financing Activities:
Shares issued to acquire assets	$1,276,861	$-
Shares issued in payment of accrued expense	$82,381	$-
Loans from shareholder converted to common shares	$90,940	$-
Warrants issued in connection with private placements	$995,246	$-

The accompanying notes are an integral part of the financial statements.

XZERES WIND CORP.
(FORMERLY CASCADE WIND CORP., INC.)
NOTES TO THE FINANCIAL STATEMENTS
AUGUST 31, 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
Xzeres Wind Corp. (“Xzeres” and the “Company”) is located in Portland, Oregon and was originally incorporated in the state of New Mexico in January of 1984.  The Company was engaged in the natural gas and asphalt businesses until 2007, at which time it liquidated its assets and operations and distributed the net proceeds to its shareholders after paying its debts.  On October 2, 2008, the Company re-domiciled from New Mexico to Nevada in anticipation of pursuing the wind turbine business. The Company commenced operations in the wind turbine business in the fiscal quarter ended May 31, 2010.

The Company is in the business of designing, developing, and marketing small wind turbine systems and related equipment for electrical power generation, specifically for use in residential, small business, rural electric utility systems, other rural locations, and other infrastructure applications.  The Company employs proprietary technology, including power electronics, alternator design, and blade design to increase performance, reliability, and sound suppression.  The Company also works with manufacturers of inverters, lightning protection equipment and towers to integrate their equipment into the Company’s products.

Development Stage in Prior Periods
Xzeres Wind Corp. was in the development stage from October 3, 2008 to May 31, 2010. The fiscal year ending February 28, 2011 is the first fiscal year during which the Company is considered an operating company and is no longer in the development stage.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Accounting Basis
The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting).  The Company has adopted a February 28 fiscal year end.

Concentration of Credit Risks
The Company maintains its cash in institutions insured by the Federal Deposit Insurance Corporation (FDIC).  All deposit accounts at FDIC-insured institutions are insured up to at least $250,000 per depositor. At certain times the Company’s balances exceed the insured amount.

Recent Accounting Pronouncements
In May 2009, the FASB issued SFAS 165 (ASC 855-10) entitled “Subsequent Events”.  Companies are now required to disclose the date through which subsequent events have been evaluated by management. Public entities (as defined) must conduct the evaluation as of the date the financial statements are issued, and provide disclosure that such date was used for this evaluation. SFAS 165 (ASC 855-10) provides that financial statements are considered “issued” when they are widely distributed for general use and reliance in a form and format that complies with GAAP. SFAS 165 (ASC 855-10) is effective for interim and annual periods ending after June 15, 2009 and must be applied prospectively. The adoption of SFAS 165 (ASC 855-10) during the quarter ended September 30, 2009 did not have a significant effect on the Company’s financial statements as of that date or for the quarter or year-to-date period then ended. In connection with preparing the accompanying unaudited financial statements as of September 30, 2009 and for the quarter and nine month period ended September 30, 2009, management evaluated subsequent events through the date that such financial statements were issued (filed with the SEC).

XZERES WIND CORP.
(FORMERLY CASCADE WIND CORP., INC.)
NOTES TO THE FINANCIAL STATEMENTS
AUGUST 31, 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (continued)
In June 2009, the FASB issued SFAS 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. (“SFAS 168” or ASC 105-10) SFAS 168 (ASC 105-10) establishes the Codification as the sole source of authoritative accounting principles recognized by the FASB to be applied by all nongovernmental entities in the preparation of financial statements in conformity with GAAP. SFAS 168 (ASC 105-10) was prospectively effective for financial statements issued for fiscal years ending on or after September 15, 2009 and interim periods within those fiscal years. The adoption of SFAS 168 (ASC 105-10) on July 1, 2009 did not impact the Company’s results of operations or financial condition. The Codification did not change GAAP, however, it did change the way GAAP is organized and presented.

As a result, these changes impact how companies reference GAAP in their financial statements and in their significant accounting policies. The Company implemented the Codification in this Report by providing references to the Codification topics alongside references to the corresponding standards.

With the exception of the pronouncements noted above, no other accounting standards or interpretations issued or recently adopted are expected to have a material impact on the Company’s financial position, operations or cash flows.

Basis of Presentation
The accompanying interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s Form 10-K filed with the SEC as of and for the period ended February 28, 2010. In the opinion of management, all adjustments necessary in order for the financial statements to be not misleading have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results expected for the full year.

Revenue Recognition
The Company recognizes revenue when products are shipped from the factory and collection is reasonably assured.

Xzeres does not currently sell wind turbines to end users, or install the wind turbines. All wind turbines and associated products are sold to pre-qualified dealers, and the dealer and/or end user assume responsibility for the installation. Dealer agreements require the dealer to sell one unit the first year and three units per year, thereafter. Dealers receive dealer pricing, a discount to the suggested retail price of the product. To date, the Company has not offered any price concessions to its dealers, and has no post shipment obligations other than the warranty it provides.

Cash and Cash Equivalents
Xzeres considers all highly liquid investments with maturities of three months or less to be cash equivalents. The Company had cash of $1,684,481 and $195,990 at August 31, 2010 and February 28, 2010, respectively.

Advertising Costs
The Company’s policy regarding advertising is to expense advertising when incurred. Xzeres incurred advertising expense of $33,924 and $69,520 during the three and six months ended August 31, 2010.

Stock-Based Compensation
Stock-based compensation is accounted for at fair value in accordance with SFAS No. 123 and 123 (R) (ASC 718).  The Company adopted its stock option plan in 2010. The Company issued 1,955,000 stock options to its employees during the six months ended August 31, 2010. The Company recorded stock-based compensation expense of $144,256 and $334,124 during the three and six months ended August 31, 2010.

XZERES WIND CORP.
(FORMERLY CASCADE WIND CORP., INC.)
NOTES TO THE FINANCIAL STATEMENTS
AUGUST 31, 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, note receivable, inventories, prepaid expenses, property and equipment, intellectual property, deposit, accounts payable, accrued expenses, customer deposits, and warranty reserve. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Dividends
The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during any of the periods shown.

Income Taxes
Income taxes are accounted for under the assets and liability method.  Deferred  tax  assets  and  liabilities are recognized for  the  estimated future tax consequences attributable  to differences between the financial statement carrying amounts of existing  assets  and  liabilities and their respective  tax  bases and operating loss and tax credit  carry  forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

It is the Company’s policy to classify interest and penalties on income taxes as interest expense or penalties expense. As of August 31, 2010, there have been no interest or penalties incurred on income taxes.

Basic Income (Loss) Per Share
Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity.  Common share equivalents totaling 2,857,225 at August 31, 2010 representing outstanding warrants and options were not included in the computation of diluted earnings per share for the six month period ended August 31, 2010, as their effect would have been anti-dilutive. There were no outstanding common stock equivalents at February 28, 2010.

NOTE 2 - SIGNIFICANT EVENTS – RELATED PARTY TRANSACTION

On March 25, 2010, the Company acquired certain assets formerly owned by Abundant Renewable Energy, LLC, a privately held Oregon limited liability company (“ARE”), from ARE’s secured creditors (“Sellers”) in exchange for 3,192,152 shares of our common stock, par value $0.001 per share. Neither Core Fund nor the Company had any relationships or common ownership with Abundant Renewal Energy. The shares were valued at $.40 at the time of issuance based on a recent unrelated third party private placement. The assets acquired included intellectual property and other rights related to wind turbine systems formerly manufactured and sold by ARE. The Sellers had been secured creditors of ARE and obtained the assets via a Collateral Surrender Agreement dated February 8, 2010. One of the Sellers was Core Fund, L.P., which received 2,750,614 of the shares issued in connection with the Asset Purchase, 569,232 of which Core Fund, L.P. subsequently delivered to a non-affiliate third party. The Company’s CFO, Steve Shum is the Managing Principal of Core Fund Management, L.P. and the Fund Manager of Core Fund, L.P. David Baker, our majority shareholder and the other member of our board of directors effective as of March 26, 2010, is also a non-managing member of Core Fund Management, L.P. David Baker received 227,693 of the Shares issued in connection with the Asset Purchase.

XZERES WIND CORP.
(FORMERLY CASCADE WIND CORP., INC.)
NOTES TO THE FINANCIAL STATEMENTS
AUGUST 31, 2010

NOTE 2 - SIGNIFICANT EVENTS – RELATED PARTY TRANSACTION (CONTINUED)

The purchase price was allocated as follows:

Description	Amount
Equipment and vehicles	$56,235
Office supplies	400
Intellectual property	1,320,226
Warranty reserve	(100,000)
Total	$1,276,861

The transaction was accounted for as an asset acquisition. The assets were transferred from Core Fund at book value, since the transaction was between entities under common control.

Intellectual property acquired included websites, domain names, patent applications and product designs.

In order to maintain some existing dealer/distributor relationships, the Company determined it may make business sense to honor some warranties on previous installations and elected to set up an initial warranty reserve that estimated the total cost of honoring the warranties, even though it was under no obligation to do so. See Note 10.

NOTE 3 – INVENTORIES

Inventories consist of parts and supplies used in the development, manufacture and installation of wind turbines as well as finished goods. Inventories are stated at the lower of cost or market.

Inventories consisted of the following:

	August 31, 2010	February 28, 2010
Finished goods	$176,614	$0
Parts and supplies	177,118	0
Total Inventories	$353,732	$0

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment are being depreciated over their estimated useful lives using the straight-line method of depreciation for book purposes.

	August 31, 2010	February 28, 2010
Furniture	$36,351	$0
Computer equipment	105,435	0
Shop machinery and equipment	79,857	0
Vehicles	30,273	0
Subtotal	251,916	0
Less: accumulated depreciation	(13,733)	(0)
Property and equipment, net	$238,183	$0

Depreciation expense totaled $10,909 and $13,733 for the three and six months ended August 31, 2010.

XZERES WIND CORP.
(FORMERLY CASCADE WIND CORP., INC.)
NOTES TO THE FINANCIAL STATEMENTS
AUGUST 31, 2010

NOTE 5 – NOTE RECIEVABLE

The Company advanced $20,000 to an employee to pay for expenses associated with relocating.  If the employee stays with the Company for at least 6 months, he will not be required to repay the loan, and the loan amount will be reclassified to recruiting/relocation expense.

NOTE 6 – INTELLECTUAL PROPERTY

Intellectual property consists of product designs with an infinite life.

The Company annually evaluates the fair value of the intellectual property to determine whether events and circumstances warrant a revision to the fair value of these assets.

NOTE 7 – ACCRUED EXPENSES

Accrued expenses consisted of the following:

	August 31, 2010	February 28, 2010
Wages	$106,344	$0
Taxes due former owners	0	153,178
Professional fees	0	183,162
Miscellaneous	8,976	1,238
Total Accrued Expenses	$115,320	$337,578

NOTE 8 – CUSTOMER DEPOSITS

A customer deposit of 50% of the selling price is required at the time a wind turbine is ordered. Deposits are reclassified to revenue once the unit is completed and delivered. Customer deposits were $52,390 at August 31, 2010, for open orders taken in the six months ended August 31, 2010.

NOTE 9 – LOANS FROM SHAREHOLDER

On October 14, 2008, the Company received a loan from a shareholder for $5,140.  The loan is non-interest bearing and due on demand.

During the year ended February 28, 2010 the Company received additional loans from a shareholder in the amount of $85,600. These loans bear 8% interest and are due on demand.

The loan balance was converted to 226,850 common shares during the six months ended August 31, 2010.

NOTE 10 – WARRANTY RESERVE

The Company accrues for estimated future warranty costs associated with products sold. The Company provides a ten year limited warranty for defects in materials and workmanship. In order to maintain some existing dealer/distributor relationships, the Company elected to set up an initial reserve to estimate its future costs of honoring warranties on previous installations. An initial reserve was created based on 1,000 installed units with estimated warranty costs of $100 per unit, creating an initial reserve of $100,000. The reserve was also increased $5,957 for new units sold during the six months ended August 31, 2010.

XZERES WIND CORP.
(FORMERLY CASCADE WIND CORP., INC.)
NOTES TO THE FINANCIAL STATEMENTS
AUGUST 31, 2010

NOTE 10 – WARRANTY RESERVE (CONTINUED)

Warranty reserve activity for the six months ended August 31, 2010 was as follows:

Six Months Ended August 31, 2010
Reserve balance, December 31, 2010	$0
Added to reserve	105,957
Charges against reserve	(52,950)
Reserve balance, August 31, 2010	$53,007

NOTE 11 – STOCKHOLDERS’ EQUITY

In October, 2008, the Company amended its Articles of Incorporation to increase the authorized common stock from 10,000,000 to 100,000,000 shares, and changed the par value of the common stock from no par to $0.001 par value.   The Company also reverse split the outstanding shares of common stock at a ratio of 7.7 to 1, leaving a total of 150,079 shares of common stock issued and outstanding following the split.

During the period ended February 28, 2009, the Company issued 4,501,899 shares of our common stock at a price of $0.01 per share. The Company conducted the offering as a private placement, exempt from the registration requirements of the Securities Act of 1933 under Section 4(2) and/or Rule 506 of Regulation D there under.

During the year ended February 28, 2010 an additional 30,545 shares of common stock were issued for cash totaling $305.  There was also a correction to the shares outstanding of 79 additional shares, and an additional correction of 3 additional shares during the six months ended August 31, 2010.

During the six months ended August 31, 2010, the following transactions equity-related transactions occurred:

•	200,000 common shares were issued for consulting services. The shares were valued at $.01 per share, which in the opinion of management, approximates the value of the services rendered.

•	320,000 common shares were issued to an unrelated third party in payment of an accrued expense. The shares were valued at $82,381, representing the fair value of the accrued expense.

•	226,850 common shares were issued in exchange for $90,740 of shareholder loans. The shares were issued at $.40 per share.

•	3,192,150 common shares were issued to acquire assets with a total cost of $1,276,864. The shares were issued at $.40 per share.

•	648,150 common shares were sold in a private placement at $.40 per share for total proceeds of $259,260.

•	4,010,500 common shares were sold in a private placement at $1.00 per share for net proceeds of $3,611,949.

Total common shares issued and outstanding at August 31, 2010 are 13,280,255.

XZERES WIND CORP.
(FORMERLY CASCADE WIND CORP., INC.)
NOTES TO THE FINANCIAL STATEMENTS
AUGUST 31, 2010

NOTE 12 – STOCK WARRANTS AND OPTIONS

The Company granted 1,777,225 stock warrants in connection with private placements. The Company has accounted for these warrants as equity instruments in accordance with EITF 00-19 (ASC 815-40), Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, and as such, were classified in stockholders’ equity. The Company has estimated the fair value of the warrants issued in connection with the private placements at $995,246 as of the grant date using the Black-Scholes option pricing model.

The Company also granted 1,955,000 stock options to employees. The Company has estimated the fair value of the options as of the grant dates using the Black-Scholes option pricing model. Compensation expense is being recognized over the vesting periods of the options which range from immediate vesting to vesting over four years.

Key assumptions used by the Company are summarized as follows:

	Private Placement Warrants	Employee Stock Options
Stock Price	$1.00	$1.00
Exercise Price	$1.25	$.80-$1.00
Expected volatility	97.24%	97.24%
Expected dividend yield	0.00%	0.00%
Risk-free rate	0.16%	0.12-0.16%
Vesting period	-	0-4 years
Expected term (in years)	3	7

A Stock Price of $1.00 was used in valuing the warrants and options. The stock price was based on the per share issuance price from a recent unrelated third party private placement. Volatility was computed based on the average volatility of similar companies in the wind turbine business. The risk-free interest rate is the 4 week Treasury Bill rate on the date of grant. The expected term is the same as the contractual term for the above valuations.

The warrants issued in connection with the private placement were valued at $995,246 and have been accounted for as an equity transaction. Options issued to employees were classified as compensation expense for the six months ended August 31, 2010.

NOTE 13 – INCOME TAXES

For the period ended August 31, 2010, Xzeres has incurred net losses from continuing operations and, therefore, has no tax liability.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is approximately $2,245,000 at August 31, 2010, and will expire beginning in the year 2029. The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

The provision for Federal income tax consists of the following:

	August 31, 2010	August 31, 2009
Refundable Federal income tax attributable to:
Current operations	$450,000	$3,060
Less: valuation allowance	(450,000)	(3,060)
Net provision for Federal income taxes	$0	$0

XZERES WIND CORP.
(FORMERLY CASCADE WIND CORP., INC.)
NOTES TO THE FINANCIAL STATEMENTS
AUGUST 31, 2010

NOTE 13 – INCOME TAXES (CONTINUED)

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	August 31, 2010	August 31, 2009
Deferred tax asset attributable to:
Net operating loss carryover	$763,300	$74,100
Less: valuation allowance	(763,300)	(74,100)
Net deferred tax asset	$0	$0

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $2,245,000 for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

NOTE 14 – COMMITMENTS

Operating Leases
The Company leases its office and manufacturing facilities under a lease which expires in July, 2013. The lease provides for the payment of taxes and operating costs, such as insurance and maintenance in addition to the base rental payments. The lease is renewable for an additional three year term.

Aggregate minimum annual rental payments under the non-cancelable operating lease are as follows:

Year ended February 28, 2011	$30,960
2012	70,448
2013	72,564
2014	37,152
Total	$211,124

Rent expense totaled $16,682 and $20,683 for the three and six months ended August 31, 2010.

NOTE 15 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date on which the financial statements were issued, October 13, 2010, and has determined it does not have any material subsequent events to disclose.

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Cascade Wind Corp., Inc.
Portland, Oregon

We have audited the accompanying balance sheet of Cascade Wind Corp., Inc. as of February 28, 2010 and 2009, and the related statements of operations, stockholders’ deficit, and cash flows for the periods then ended and the period from October 3, 2008 (inception as development stage) to February 28, 2010.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cascade Wind Corp., Inc., as of February 28, 2010 and 2009 and the results of its operations and cash flows for the periods then ended and for the period from October 3, 2008 (inception as development stage) to February 28, 2010, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Cascade Wind Corp., Inc. will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has incurred losses from operations, has negative working capital, and is in need of additional capital to grow its operations so that it can become profitable.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with regard to these matters are described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC

Bingham Farms, Michigan
March 23, 2010

CASCADE WIND CORP., INC.
 (A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
AS OF FEBRUARY 28, 2010 AND 2009

ASSETS	2010	2009
Current Assets
Cash and cash equivalents	$195,990	$1,978

TOTAL ASSETS	$195,990	$1,978

LIABILITIES AND STOCKHOLDERS’ DEFICIT
LIABILITIES
Current Liabilities
Accrued expenses	$337,578	$161,093
Loans from shareholder	90,740	5,140

TOTAL LIABILITIES	428,318	166,233

STOCKHOLDERS’ DEFICIT
Preferred stock, par $0.01, 5,000,000 shares authorized, no shares issued and outstanding	0	0
Common stock, par $0.001, 100,000,000 shares authorized, 4,682,602 shares issued and outstanding (4,651,978 shares issued and outstanding – 2009)	4,683	4,652
Additional paid in capital	40,641	40,367
Deficit accumulated during the development stage	(277,652)	(209,274)
Total Stockholders’ Deficit	(232,328)	(164,255)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$195,990	$1,978

The accompanying notes are an integral part of the financial statements.

CASCADE WIND CORP., INC.
 (A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED FEBRUARY 28, 2010 AND 2009
FOR THE PERIOD FROM OCTOBER 3, 2008 (INCEPTION OF DEVELOPMENT STAGE) TO FEBRUARY 28, 2010

	Year ended February 28, 2010	Year ended February 28, 2009	Inception of Development Stage through February 28, 2010

GROSS REVENUES	$0	$0	$0

OPERATING EXPENSES
Professional fees	43,691	164,423	208,114
Consulting fees	0	44,750	44,750
General and administrative	25,678	101	25,779
TOTAL OPERATING EXPENSES	69,369	209,274	278,643

LOSS FROM OPERATIONS	(69,369)	(209,274)	(278,643)

OTHER EXPENSE	(1,238)	0	(1,238)

LOSS FROM CONTINUING OPERATIONS	(70,607)	(209,274)	(279,881)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS NET OF INCOME TAXES	2,229	(237,495)	0

OTHER COMPREHENSIVE LOSS, NET OF TAXES	0	(40,425)	0

COMPREHENSIVE LOSS	$(68,378)	$(487,194)	$(279,881)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	4,652,643	2,529,933

NET LOSS PER SHARE:
CONTINUING OPERATIONS	$(0.02)	$(0.08)
DISCONTINUED OPERATIONS	$0.00	$(0.09)

COMPREHENSIVE LOSS PER SHARE	$(0.01)	$(0.19)

The accompanying notes are an integral part of the financial statements.

CASCADE WIND CORP., INC.
 (A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ DEFICIT
AS OF FEBRUARY 28, 2010

	Common Stock		Additional Paid in	Deficit Accumulated During the Development	Retained	Comprehensive
	Shares	Amount	Capital	Stage	Earnings	Gain (Loss)	Total

Balance, February 29, 2008	150,079	$0	$1,455,314	-	$1,315,813	$40,425	$2,811,552

Reverse stock split and par value adjustment	-	150	(150)	-	-	-	0

Decrease in holding gain on available for sale investments, net of deferred tax credit of $13,880	-	-	-	-	-	(25,780)	(25,780)

Transfer to recognized gain on available for sale investments, net of deferred tax expenses of $7,887	-	-	-	-	-	(14,645)	(14,645)

Distribution to shareholders	-	-	(1,453,706)	-	(1,078,318)	-	(2,532,024)

Balance, October 3, 2008, Inception of Development Stage	150,079	150	1,458	-	237,495	0	239,103

Common stock issued for cash at $0.01 per share	4,501,899	4,502	40,517	-	-	-	45,019

Reduction in paid in capital for excess liabilities from discontinued operations	-	-	(1,608)	-	-	-	(1,608)

Net loss for the year ended February 28, 2009	-	-	-	(209,274)	(237,495)	-	(446,769)

Balance, February 28, 2009	4,651,978	4,652	40,367	(209,274)	0	0	(164,255)

Correction of shares outstanding	79	-	-	-	-	-	-

Issuance of stock for cash	30,545	31	274	-	-	-	305

Net loss for the year ended February 28, 2010	-	-	-	(68,378)	-	-	(68,378)

Balance, February 28, 2010	4,682,602	$4,683	$40,641	$(277,652)	$0	$0	$(232,328)

The accompanying notes are an integral part of the financial statements.

CASCADE WIND CORP., INC.
 (A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED FEBRUARY 28, 2010 AND 2009
FOR THE PERIOD FROM OCTOBER 3, 2008 (INCEPTION OF DEVELOPMENT STAGE) TO FEBRUARY 28, 2010

	Year ended February 28, 2010	Year ended February 28, 2009	Inception of Development Stage through February 28, 2010
Cash Flows from Operating Activities:
Net Loss for the period	$(70,607)	$(209,274)	$(279,881)

Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Changes in Assets and Liabilities
Increase in accrued expenses	176,485	161,093	337,578
Net Cash Provided By (Used in) Operating Activities - Continuing Operations	105,878	(48,181)	57,697
Net Cash Provided by Operating Activities - Discontinued Operations	2,229	469,137	2,229
Net Cash Provided By Operating Activities	108,107	420,956	59,926

Cash Flows from Financing Activities:
Sale of common stock	305	45,019	45,324
Loan from shareholder	85,600	5,140	90,790
Net Cash Provided by Financing Activities - Continuing Operations	85,905	50,159	136,064
Net Cash Used in Financing Activities - Discontinued Operations	0	(2,532,024)	0
Net Cash Provided by Financing Activities	85,905	(2,481,865)	136,064

Net Increase (Decrease) in Cash and Cash Equivalents	194,012	(2,060,909)	195,990

Cash and Cash Equivalents – Beginning	1,978	2,062,887	0

Cash and Cash Equivalents – Ending	$195,990	$1,978	$195,990

Supplemental Cash Flow Information:
Cash paid for interest	$0	$314	$0
Cash paid for income taxes	$0	$(7,394)	$0

The accompanying notes are an integral part of the financial statements.

CASCADE WIND CORP., INC.
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FEBRUARY 28, 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
Xzeres Wind Corp. (“Xzeres” and the “Company”), a development stage company located in Portland, Oregon, was originally incorporated in the state of New Mexico in January of 1984.  The Company, then known as Intermountain Refining Co., Inc., was engaged in the natural gas and asphalt businesses until 2007, at which time it liquidated its assets and operations and distributed the net proceeds to its shareholders after paying its debts.  On October 2, 2008, the Company re-domiciled from New Mexico to Nevada in anticipation of pursuing the wind turbine business. The Company commenced operations in the wind turbine business in the fiscal quarter ended May 31, 2010.

The Company is in the business of designing, developing, and marketing small wind turbine systems and related equipment for electrical power generation, specifically for use in residential, small business, rural electric utility systems, other rural locations, and other infrastructure applications.  The Company employs proprietary technology, including power electronics, alternator design, and blade design to increase performance, reliability, and sound suppression.  The Company also works with manufacturers of inverters, lightning protection equipment and towers to integrate their equipment into the Company’s products.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Accounting Basis
The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting).  The Company has adopted a February 28 fiscal year end.

Recent Accounting Pronouncements
In May 2009, the FASB issued SFAS 165 (ASC 855-10) entitled “Subsequent Events”.  Companies are now required to disclose the date through which subsequent events have been evaluated by management. Public entities (as defined) must conduct the evaluation as of the date the financial statements are issued, and provide disclosure that such date was used for this evaluation. SFAS 165 (ASC 855-10) provides that financial statements are considered “issued” when they are widely distributed for general use and reliance in a form and format that complies with GAAP. SFAS 165 (ASC 855-10) is effective for interim and annual periods ending after June 15, 2009 and must be applied prospectively. The adoption of SFAS 165 (ASC 855-10) during the quarter ended September 30, 2009 did not have a significant effect on the Company’s financial statements as of that date or for the quarter or year-to-date period then ended .

In June 2009, the FASB issued SFAS 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. (“SFAS 168” or ASC 105-10) SFAS 168 (ASC 105-10) establishes the Codification as the sole source of authoritative accounting principles recognized by the FASB to be applied by all nongovernmental entities in the preparation of financial statements in conformity with GAAP. SFAS 168 (ASC 105-10) was prospectively effective for financial statements issued for fiscal years ending on or after September 15, 2009 and interim periods within those fiscal years. The adoption of SFAS 168 (ASC 105-10) on July 1, 2009 did not impact the Company’s results of operations or financial condition. The Codification did not change GAAP, however, it did change the way GAAP is organized and presented.

CASCADE WIND CORP., INC.
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FEBRUARY 28, 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (continued)
As a result, these changes impact how companies reference GAAP in their financial statements and in their significant accounting policies. The Company implemented the Codification in this Report by providing references to the Codification topics alongside references to the corresponding standards.

With the exception of the pronouncements noted above, no other accounting standards or interpretations issued or recently adopted are expected to have a material impact on the Company’s financial position, operations or cash flows.

Basis of Presentation
The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

Advertising Costs
The Company’s policy regarding advertising is to expense advertising when incurred. The Company incurred advertising expense of $0 during the periods ended February 28, 2010 and 2009.

Revenue Recognition
The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

Development Stage Company
The Company has been reclassified as a development stage enterprise as of October 3, 2008. The accompanying financial statements have been prepared in accordance with the Statement of Financial Accounting Standards No. 7 ” Accounting and Reporting by Development-Stage Enterprises” (ASC 915-10). A development-stage enterprise is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.

The Company was formerly in the natural gas and asphalt business, which was liquidated prior to re-domiciling in Nevada on October 2, 2008. On March 25, 2010, the Company entered into an Asset Purchase Agreement to acquire assets in consideration for issuing the Sellers a total of 3,192,150 shares of our common stock (see Note 10). The Company is now in the business of designing, developing, marketing, and selling premium wind turbine systems and related equipment for electrical power generation, specifically for use in residential, small business, rural electric utility systems and other rural locations such as farms and wineries.

Cash and Cash Equivalents
Cascade Wind Corp. considers all highly liquid investments with maturities of three months or less to be cash equivalents.  At February 28, 2010 and 2009 the Company had $195,990 and $1,978 of cash, respectively.

Stock-Based Compensation
Stock-based compensation is accounted for at fair value in accordance with SFAS No. 123 and 123 (R) (ASC 718).  To date, the Company has not adopted a stock option plan and has not granted any stock options.

As of February 28, 2010, the Company has not issued any stock-based payments to its employees.

Fair Value of Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents, loans to a related party, accrued expenses and credit card payables. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

CASCADE WIND CORP., INC.
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FEBRUARY 28, 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Dividends
The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during any of the periods shown.

Income Taxes
Income taxes are accounted for under the assets and liability method.  Deferred  tax  assets  and  liabilities are recognized for  the  estimated future tax consequences attributable  to differences between the financial statement carrying amounts of existing  assets  and  liabilities and their respective  tax  bases and operating loss and tax credit  carry  forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

It is the Company’s policy to classify interest and penalties on income taxes as interest expense and penalties expense. As of February 28, 2010, there have been no interest or penalties incurred on income taxes.

Basic Income (Loss) Per Share
Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of February 28, 2010.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

CASCADE WIND CORP., INC.
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FEBRUARY 28, 2010

NOTE 3 - SIGNIFICANT EVENTS

On October 2, 2008, the Company entered into an Agreement and Plan of Merger to re-domicile the Company from New Mexico to Nevada.  The re-domicile was effectuated by merging (the “Merger”) Intermountain Refining Co., Inc., a New Mexico Corporation, with and into A.R.E. Wind Corp., a Nevada corporation formed in preparation for the re-domicile. The Merger was effective on October 2, 2008 upon filing Articles of Merger with the Nevada Secretary of State.  The Company’s shareholders approved the Merger at the annual shareholder meeting held on October 2, 2008.

Pursuant to the Agreement and Plan of Merger, each share of common stock of the Company was converted into one fully paid and non-assessable share of A.R.E. Wind Corp.  As such, each stock certificate representing issued and outstanding shares of common stock of Intermountain Refining Co., Inc. continued to represent the same number and class of shares of A.R.E. Wind common stock. The officers and directors of the Company became the officers and directors of A.R.E. Wind Corp. The Company also adopted the Articles of Incorporation and Bylaws of A.R.E. Wind Corp. as our governing documents.

The Company amended the Articles of Incorporation and Bylaws to allow one director instead of requiring two directors to serve at any given time. The Merger has been accounted for as a recapitalization of the Company accordingly the historical financial statements of the Company are presented as those of the merged entity.

On October 3, 2008, the Company entered into a Plan of Liquidation and Escrow Agreement (the “Plan”) with an officer and director, Mr. William Hagler, for the purpose of effecting the liquidation of all of its assets to shareholders of the Company.  The Company’s board of directors and shareholders approved the Plan pursuant to Nevada law.  Under the Plan, Mr. Hagler served as Escrow Agent and was authorized to sell and otherwise liquidate all of our assets and properties and to pay or make adequate provision for the payment of all of our debts, liabilities and obligations (the “Asset Sale”). The Company distributed the net proceeds from the Asset Sale to the Company’s shareholders of record as of December 11, 2008.

As a result of the Asset Sale, the Company is no longer engaged in its prior business, and has undertaken the business of manufacturing and selling wind energy generators.

On December 1, 2008, the Company entered into an Advisory Agreement (“Agreement”) with Steve Shum, its Chief Executive Officer.  Mr. Shum was retained to provide financial advisory services to the Company for a term from November 17, 2008 to December 31, 2008.  Mr. Shum was paid a fixed fee in the amount of $10,250 for services provided under the Agreement.  In providing services under the Agreement, Mr. Shum was acting as an independent contract, not an employee of the Company.

On December 1, 2008, the Company also entered into an Advisory Agreement (“Agreement”) with David N. Baker.  Mr. Baker was retained to provide financial advisory services to the Company for a term from November 17, 2008 to December 31, 2008.  Mr. Baker was paid a fixed fee in the amount of $34,500 for services provided under the Agreement.

CASCADE WIND CORP., INC.
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FEBRUARY 28, 2010

NOTE 3 - SIGNIFICANT EVENTS (CONTINUED)

On December 1, 2008, the Company also entered into an Advisory Agreement (“Agreement”) with David N. Baker.  Mr. Baker has been retained to provide financial advisory services to the Company for a term from November 17, 2008 to December 31, 2008.  Mr. Baker will be paid a fixed fee in the amount of $34,500 for services provided under the Agreement.

On December 1, 2008, the Board of Directors of the Company approved an amendment to the Company's articles of incorporation to change the name of the Company from "A.R.E. Wind Corp." to "Cascade Wind Corp., Inc." The name change amendment was approved by the board of directors and by a majority of the shareholders.  The name change amendment was filed with the Nevada Secretary of State on December 2, 2008.

NOTE 4 – ACCRUED EXPENSES

Accrued expenses consisted of the following as of February 28, 2010 and 2009:

	2010	2009
Accrued legal fees	$181,967	$154,881
Accrued accounting fees	1,000	6,137
Accrued liability to former shareholders	153,178	0
Accrued transfer agent fees	195	75
Accrued interest	1,238	0
Total Accrued Expenses	$337,578	$161,093

NOTE  5 – LOAN FROM SHAREHOLDER

On October 14, 2008, the Company received a loan from a shareholder for $5,140.  The loan is non-interest bearing and due on demand.

During the year ended February 28, 2010 the Company received additional loans from shareholders in the amount of $85,600. These loans bear 8% interest and are due on demand. As of February 28, 2010 interest totaling $1,238 has been accrued from these loans.

As of February 28, 2010, a principal balance of $90,740 is due to shareholders on these loans.

NOTE  6 – CAPITAL STOCK

In October 2008, the Company amended its Articles of Incorporation to increase the authorized common stock from 10,000,000 to 100,000,000 shares, and changed the par value of the common stock from no par to $0.001 par value.   The Company also reverse split the outstanding shares of common stock at a ratio of 7.7 to 1, leaving a total of 150,079 shares of common stock issued and outstanding following the split. All share and per share data have been adjusted to reflect the effect of the stock split for all periods presented.

During the period ended February 28, 2009, the Company issued 4,501,899 shares of our common stock at a price of $0.01 per share. The Company conducted the offering as a private placement, exempt from the registration requirements of the Securities Act of 1933 under Section 4(2) and/or Rule 506 of Regulation D there under.

During the year ended February 28, 2010 an additional 30,545 shares of common stock were issued for cash totaling $345.  There was also a correction to the shares outstanding of 79 additional shares.

Total common shares issued and outstanding at February 28, 2010 are 4,682,602.

CASCADE WIND CORP., INC.
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FEBRUARY 28, 2010

NOTE  7 – INCOME TAXES

For the period ended February 28, 2010, Cascade Wind Corp. has incurred net losses from continuing operations and, therefore, has no tax liability.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is approximately $278,000 at February 28, 2010, and will expire beginning in the year 2029. The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

The provision for Federal income tax consists of the following:

	February 28, 2010	February 28, 2009
Refundable Federal income tax attributable to:
Current Operations	$23,120	$71,400
Less: valuation allowance	(23,120)	(71,400)
Net provision for Federal income taxes	$0	$0

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	February 28, 2010	February 28, 2009
Deferred tax asset attributable to:
Net operating loss carryover	$94,520	$71,400
Less: valuation allowance	(94,520)	(71,400)
Net deferred tax asset	$0	$0

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $278,000 for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

NOTE 8 – DISCONTINUED OPERATIONS

On October 3, 2008, the Company entered into a Plan of Liquidation and Escrow Agreement (the “Plan”) with an officer and director, Mr. William Hagler, for the purpose of effecting the liquidation of all of its assets to shareholders of the Company.  The Company’s board of directors and shareholders approved the Plan pursuant to Nevada law.  Under the Plan, Mr. Hagler served as Escrow Agent and was authorized to sell and otherwise liquidate all of our assets and properties and to pay or make adequate provision for the payment of all of our debts, liabilities and obligations (the “Asset Sale”). The Company distributed the net proceeds from the Asset Sale to the Company’s shareholders of record as of December 11, 2008.

As a result of the Asset Sale, the Company is no longer engaged in its prior business, but will undertake the business of manufacturing and selling wind energy generators.

CASCADE WIND CORP., INC.
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FEBRUARY 28, 2010

NOTE 9 – COMMITMENTS

The Company neither owns nor leases any real or personal property. An officer has provided office services without charge.  There is no obligation for the officer to continue this arrangement.  Such costs are immaterial to the financial statements and accordingly are not reflected herein.  The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

NOTE 10 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date on which the financial statements were submitted to the Securities and Exchange Commission and has determined it does not have any material subsequent events to disclose other than what is disclosed below.

On March 25, 2010, we entered into an Asset Purchase Agreement whereby we acquired substantially all of the assets (the “Assets”) formerly owned by Abundant Renewable Energy, LLC, a privately held Oregon limited liability company (“Abundant”), from the secured creditors of Abundant (the “Sellers”) in consideration for issuing the Sellers a total of 3,192,152 shares (the “Shares”) of our common stock, par value $0.001 per share (the “Asset Purchase”).  The Sellers had been secured creditors of Abundant and had obtained the Assets via a Collateral Surrender Agreement dated February 8, 2010.  We did not assume any liabilities in connection with this acquisition.

The Assets we acquired are generally described as follows:
1.	Equipment and tangible assets necessary to assemble products formerly designed, assembled and sold by Abundant.
2.	All rights to the products formerly designed, assembled and sold by Abundant, namely:
a.	ARE110-48V (2.5 kW) 48V Battery-Charging Wind Generator;
b.	ARE110-HV (2.5 kW) Grid-Connect Wind Generator;
c.	ARE442-HV (10 kW) Grid-Connect Wind Generator;
d.	Lightning Protection Systems for the ARE110 and ARE442 wind Generators;
e.	Voltage Clamp – connects generator to an inverter for connection to the grid;
f.	04" Tilt-up, Guyed Pipe Tower Kit (with or without Pipe) for ARE110 - 43', 64’, 85’, 106’ or 127’; and
g.	05" Tilt-up, Guyed Pipe Tower Kit (with Pipe or without Pipe) for various turbines 43', 64’, 85’, 106’ or 127’.
3.	All intellectual property formerly owned by Abundant, including websites, domain names, patent applications, and product designs.

A complete listing of the Assets is contained in the schedules to the Asset Purchase Agreement.   The assets we acquired can be used in our business of designing, developing, and marketing small wind turbine systems and related equipment for electrical power generation, specifically for use in residential, small business, rural electric utility systems, other rural locations, and other infrastructure applications globally.

On March 23, 2010, we sold 875,000 shares of our restricted common stock in a private placement to Core Fund, L.P. and to our former CEO, William Hagler, at $0.40 per share for a total purchase price of $350,000.  The total purchase price consisted of new investment of $159,260and the conversion of prior cash advances in the amount of $90,000, plus accrued interest, from Core Fund, L.P. and new investment of $100,000 from Mr. Hagler.

On March 19, 2010, we issued a total of 200,000 shares of our restricted common stock to three consultants in exchange for their services in integrating the Assets into our operations and otherwise providing general assistance at the direction of our board.

On March 1, 2010, we agreed to pay our attorneys 320,000 shares of our restricted common stock for $0.01 per share in satisfaction of past due professional fees totaling $82,381.

Management’s Discussion and Analysis

Overview

Upon closing the May financing, we began to aggressively expand operations, including the hiring of sales and marketing personnel to begin selling our products.  Such sales and marketing efforts enabled us to generate initial revenue during the August 31, 2010 quarter.  Since the closing of the August 2010 period, the sales team has continued to increase the pipeline of potential customers at a rapid pace and we have initiated key marketing efforts (such as a brand new website and targeted email campaigns to potential dealers).  While it can be difficult to predict when a potential customer may purchase one of our turbine systems, we believe that the growing sales pipeline and greater interest in our products may contribute to higher revenues in future quarters.  Potential risks to this outlook include; negative changes in available federal and state incentives for renewable energy (such as tax credits, rebates, etc.); increased restrictions on obtaining permits; and a reduction in sentiment toward wind energy.  While we are unaware of any significant changes to any of these factors, if such were to occur, it could have a material impact on our current growth opportunities.

Critical Accounting Policies

In December 2001, the SEC requested that all registrants list their most “critical accounting polices” in the Management Discussion and Analysis. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We believe that the following accounting policies fit this definition.

Warranty Reserve – We currently reserve 2% on all new sales to cover potential future warranty claims.  There can be no assurance that such provision for estimated product warranty expenses will be sufficient to cover our warranty exposure in the future. We cannot ensure that our efforts to reduce our risk through warranty disclaimers will effectively limit our liability. Any significant incurrence of warranty expense in excess of estimates could have a material adverse effect on our business, including our operating results, financial condition and cash flow.  In addition, if our warranty reserve is understated, it would affect (overstate) net income.

Revenue Recognition - The Company recognizes revenue when products are shipped from the factory and collection is reasonably assured.  Xzeres does not currently sell wind turbines to end users, or install the wind turbines. All wind turbines and associated products are sold to pre-qualified dealers, and the dealer and/or end user assume responsibility for the installation. Dealer agreements require the dealer to sell one unit the first year and three units per year, thereafter. Dealers receive dealer pricing, a discount to the suggested retail price of the product. To date, the Company has not offered any price concessions to its dealers, and has no post shipment obligations other than the warranty it provides.

Intellectual Property - Intellectual property consists of product designs with an infinite life.  The Company annually evaluates the fair value of the intellectual property to determine whether events and circumstances warrant a revision to the fair value of these assets.  If the intellectual property requires an impairment adjustment, it would affect the balance sheet and statement of operations as assets would be overstated and income would be either overstated or understated depending on a negative or positive adjustment.

Fair Value - Stock-based compensation is accounted for at fair value in accordance with SFAS No. 123 and 123 (R) (ASC 718).  The Company’s financial instruments consist of cash and cash equivalents, loans to a related party, accrued expenses and credit card payables. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.  If the fair values of our assets are overstated, it would affect the balance sheet and statement of operations as assets would be overstated and income would be overstated. Results of Operations for the
Years Ended February 28, 2010 and February 28, 2009

Income. We recorded $-0- in revenues from continuing operations for the year ended February 28, 2010, compared with $-0- in revenues for the year ended February 28, 2009. For the three months ended May 31, 2010 and 2009, we generated gross revenue of $4,385 and $-0-, respectively.  Our revenue during the period ended May 31, 2010 was attributable to sales of replacement and tower parts.  We recorded initial revenues in the quarter as we began the marketing and selling of our products late in the period.  There was no revenue in the quarter ended May 31, 2009 because we had no active operations during that period.

Operating Expenses. Operating expenses from continuing operations were $69,369 for the year ended February 28, 2010, compared to $209,274 for the year ended February 28, 2009. The Company liquidated its assets and ceased operations as of October 3, 2008.  The largest component of expense items for each of the last two fiscal years was professional fees incurred to meet our reporting obligations as a public company and in connection with an earlier failed attempt to acquire ARE.

Discontinued Operations. We reported income from discontinued operations of $2,229 for the year ended February 28, 2010, compared to a loss of $237,495 for the year ended February 28, 2009.

Net Loss.  Including the recovery of income tax mostly related to the previous discontinued business operations, we recorded a comprehensive loss of $68,378 for the year ended February 28, 2010, compared to $487,194 for the year ended February 28, 2009.

Results of Operations for the three and six month periods ended August 31, 2010 and 2009,

Income.  For the three months ended August 31, 2010 and 2009, we generated gross revenue of  $361,484 and $0, respectively.  Our revenue during the period ended August 31, 2010 was attributable to our recent efforts to begin selling our wind turbine systems.  Our initial selling efforts began toward the end of our first quarter (ending May 31, 2010) and resulted in completed sales during the second quarter, ending August 31.

Operating Expenses. Our Operating Expenses during the three month period ended August 31, 2010 equalled $ 1,411,215, consisting of $148,262 in sales expense, $71,737 in marketing costs, $400,140 in R&D/Engineering fees,  $144,256  in (non-cash) stock-based compensation expenses, and $646,820 in general and administrative expenses. We had other income of $2,143 for the period.  Therefore, we recorded a net loss of $1,323,897 for the three months ended August 31, 2010. Our Operating Expenses during the three month period ended August 31, 2009 equalled $ 1,727, consisting solely of general and administrative costs. We therefore, recorded a net loss of $1,727 for the three months ended August 31, 2009.  The substantial increase in our net loss for the period ended August 31, 2010 over the same period in 2009 is attributable to the costs attributable to commencing our business operations as a small wind turbine manufacturing and sales company.  By contrast, we did not have any active business operations in the fiscal quarter ended August 31, 2009.

Net Loss.  We recorded a net loss of $1,323,897 for the three months ended August 31, 2010 as compared to a net loss of $1,727 for the three months ended August 31, 2009.  We recorded a net loss of $1,965,153 for the six months ended August 31, 2010 as compared to a net loss of $10,730 for the six months ended August 31, 2009.  The substantial increase in our net loss for the period ended August 31, 2010 over the same period in 2009 is attributable to the costs attributable to commencing our business operations as a small wind turbine manufacturing and sales company.  By contrast, we did not have any active business operations in the fiscal quarter ended August 31, 2009.

Liquidity and Capital Resources

As of August 31, 2010, we had total current assets of 2,212,633, consisting primarily of $1,684,481 in cash and cash equivalents, $6,326 in accounts receivable, $353,732 in inventories, $74,135 in inventory deposits, $20,000 in note receivables, and $73,959 in prepaid expenses.  Our total current liabilities as of August 31, 2010 were $318,707.  Thus, we have working capital of $1,893,926 as of August 31, 2010.   As of August 31, 2010, we had total assets of $3,778,542.

Operating activities used $2,159,936 and $11,118 in cash for the six months ended August 31, 2010 and August 31, 2009, respectively. Our net loss of $1,965,153, our inventory purchasing of $353,732, and an increase in accrued expenses of $142,258 were the primary components of our negative operating cash flow for the six months ended August 31, 2010.

Investing Activities used $222,782 in cash during the six month period ending August 31, 2010, as a result of the purchase of computer, machinery and equipment.  Investing activities did not use or generate cash for the six months ended August 31, 2009.

Financing Activities generated $3,871,209 and $10,000 in cash for the six months ended August 31, 2010 and 2009, respectively, consisting entirely of proceeds from the issuance of new common shares and related party note payable.

As of August 31, 2010, the ability to continue the implementation of our business plan over the next twelve months is contingent upon us either generating sufficient revenues from our ongoing operations to fund our business, obtaining additional financing, or some combination of revenues and additional financing.

Should we need additional financing, we would attempt to obtain capital through the use of private equity fundraising or shareholders loans. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

Off Balance Sheet Arrangements

As of August 31, 2010, there were no off balance sheet arrangements.

Going Concern

Our financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We have not yet established an ongoing source of revenues sufficient to cover our operating costs and allow us to continue as a going concern. Our auditors have indicated that our ability to continue as a going concern is dependent on our obtaining adequate capital to fund operating losses until we become profitable. If we are unable to obtain adequate capital, we could be forced to cease operations.

In order to continue as a going concern, we will need, among other things, additional capital resources. Management’s plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet our minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that will be successful in accomplishing any of our plans.

Our ability to continue as a going concern is dependent upon our ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Directors and Executive Officers

Our executive officers and directors and their respective ages as of August 31, 2010 are as follows:

Name	Age	Position(s) and Office(s) Held
Frank Greco	57	Chief Executive Officer, Director
S. Clayton Wood	51	President, Chief Operating Officer
Steven Shum	40	Chief Financial Officer, and Director
David Baker	42	Director

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

Frank Greco joined us as our Chief Executive Officer and a member of our Board of Directors on August 25, 2010.  Mr. Greco will be responsible for all aspects of XZERES Wind Corp.’s business and his initial focus will be on domestic and global sales growth, product portfolio expansion and optimization of products and channels. We first hired Mr. Greco July 1, 2010, to serve as our executive vice president of business development.  Previously, from April 2004 to March 2010, Mr. Greco was Chief Executive Officer and a Director of Southwest Windpower Inc., a manufacturer of small wind turbines competitive with our smaller product, 2.5kW wind turbine system.  As CEO of Southwest Windpower, Mr. Greco oversaw all aspects of the business, including operations, material planning, marketing and sales, plant engineering and human resources.  It is Mr. Greco’s general industry experience and his experience while serving as CEO of Southwest Windpower, Inc., including his participation its launch of two new product platforms, its establishment of European operations and a joint venture in China, and its establishment of domestic and international patents and trademarks, that led us to conclude that Mr. Greco should be our CEO and a director.  Mr. Greco holds bachelor’s degrees in Business Administration & Behavioral Science, awarded by the University of Illinois in 1984, and in Plant Engineering, awarded by St. Joseph’s College in 1988.

S. Clayton Wood has been our President and Chief Operating Officer since April 12, 2010.  He is responsible for all operational aspects of our business including product development, supply chain, sales, marketing, support and administration. Previously, from February 2006 through October 2007, Mr. Wood was the Executive Director for WebJunction.org an online learning community and unit of OCLC, where he was responsible for executive leadership and execution of the business plan migrating from grant funding to product revenue self-sustaining operation.  From February 2005 through October 2006, Mr. Wood was Vice-President, Operations and Chief Operating Officer for Naverus, Inc. a venture-backed startup providing navigation information products to the commercial aviation industry where he was responsible for leading all operations of the business including design engineering, performance engineering, flight operations, marketing, sales, systems, and information technology.  Mr. Wood holds a license as a Professional Engineer (inactive) from the New Mexico Board of Professional Engineers and Land Surveyors, first issued in 1985.  Mr. Wood earned a Bachelor of Science degree in Mechanical Engineering from Texas A&M University, awarded in 1980, a Master of Science degree in Mechanical Engineering from Texas A&M University, awarded in 1982, and a Master of Business Administration degree from the University of Washington, awarded in 1998.

David N. Baker joined our Board of Directors as its Chairman on March 26, 2010 and is responsible for working with our Board and management on various strategic initiatives.  Mr. Baker has extensive experience in financing start-up companies.  He has led, as an investment principal, originating, structuring and investing in reverse merger, self registration and other non-traditional or alternative public transactions for companies in the asset recovery, consumer products, solar integration and technology, gaming, broadcast media, e-commerce, information services, video content, mobile hardware, video game, Internet media, information technology, automotive and biotechnology sectors.  In addition, his career has included positions as principal and owner in two hedge funds, other investment management capacities, technology and healthcare merchant banking, proprietary trading and securities brokerage.

Since 2007, Mr. Baker has also been employed as the Managing Member of Cascade Summit, LLC, a private advisory firm focused upon advising small and micro-capitalization public and private companies regarding capital strategy, business strategy and restructurings, with an emphasis on alternative going public transactions.  Mr. Baker is also the CEO of Coin Mercantile, Inc., a private company engaged in the retail and wholesale global trade of precious metal modern world coins, which he co-founded in 2009.  Mr. Baker is also a non-managing principal of Core Fund Management, L.P., which is the general partner of Core Fund, L.P. a special situations, non-correlated, hedge fund that focuses on making investments in early stage, micro and small capitalization companies, across all sectors. Mr. Baker founded Core Fund, L.P. and Core Fund Management, L.P. in 2003 and was active in its management until 2007, when he stepped aside in favor of Mr. Steven Shum.  Mr. Baker earned a B.A. in 1989 from the University of Colorado and received a J.D. in 1992 from Golden Gate University, with a focus on securities.

There was no particular or specific experience, qualification, attribute or skill that led us to the conclusion that Mr. Baker should serve as a member of our board of directors.

Steven Shum is our CFO, corporate secretary and a member of our Board of Directors. Mr. Shum first joined us October 21, 2008.  From October 2008 through March 26, 2010, Mr. Shum was our sole director, at which time Mr. David Baker joined our board.  From October 21, 2008, through April 12, 2010, Mr. Shum was our sole officer, at which time he resigned as our president in favor of Mr. S. Clayton Wood.

Since 2004 Mr. Shum has been a Managing Principal of Core Fund Management, L.P. and the Fund Manager of Core Fund, L.P.  Mr. Shum's tenure includes 15 years in the financial services industry where he has an extensive background in equity research, macroeconomics, and management.  Prior to joining Core Fund, he spent four years as founder and Executive Vice President of Revere Data, which created a patented equity research application.  In addition to Revere Data, from 1999 to 2003, Mr. Shum was the senior investment analyst and co-portfolio manager with DNB Capital Management. Mr. Shum earned a BS in both Finance and General Management from Portland State University, awarded in 1992.

There was no particular or specific experience, qualification, attribute or skill that led us to the conclusion that Mr. Shum should serve as a member of our board of directors.

Directors

Our bylaws authorize no less than one (1) director.  We currently have three Directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to our present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Audit Committee

We do not have a separately-designated standing audit committee. The entire Board of Directors performs the functions of an audit committee, but no written charter governs the actions of the Board when performing the functions of what would generally be performed by an audit committee. The Board approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the Board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers.

Compensation Committee

We do not have a separately-designated standing compensation committee.  The entire Board of Directors performs the functions of a compensation committee.  During the fiscal year ended February 28, 2010, our sole director during that period, Mr. Shum, participated in all deliberations concerning executive officer compensation.  Mr. Baker joined our board on March 26, 2010, and has participated in all deliberations concerning executive officer compensation since that date.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

Our business is dependent upon the performance of certain key employees, notably our CEO and director, Frank Greco, our President and COO, S. Clayton Wood, our CFO and director, Steven Shum, and upon our director and consultant, David Baker.  We have no significant employees other than those mentioned above.

Section 16(a) Beneficial Ownership Reporting Compliance

Our officers, directors and shareholders owning greater than ten percent of our shares are not required to comply with Section 16(a) of the Securities Exchange Act of 1934 because we do not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934.

Code of Ethics

As of February 28, 2010, we had not adopted a Code of Ethics for Financial Executives, which would include our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Executive Compensation

Compensation Discussion and Analysis

On August 25, 2010, Frank Greco became our Chief Executive Officer pursuant to a written employment agreement dated August 25, 2010.  As our President and Chief Executive Officer, Mr. Greco is responsible for all aspects of XZERES Wind Corp.’s business and his initial focus will be on domestic and global sales growth, product portfolio expansion and optimization of products and channels.

Our written employment agreement with Frank Greco provides for an initial term of approximately four years and further provides for a compensation package that includes a base salary at an initial annual rate of Two Hundred Thousand Dollars ($200,000), payable bi-weekly, plus increases and performance bonuses to be awarded in the event the Company hits certain milestones as stated in the written agreement.  We have also granted Mr. Greco a qualified option to purchase a total of 320,000 shares of our common stock at a strike price of $1.25.  This option vests at a rate of 25% per year, starting on the first anniversary of the grant.  We have also granted Mr. Greco a non-qualified option to purchase an additional 655,000 shares of our common stock at a strike price of $1.25 per share.  The non-qualified option as to 55,000 shares vests at a rate of 25% per year, starting on the first anniversary of the grant.  The non-qualified option as to the remaining 600,000 shares vests at a rate of 150,000 per year at the end of each of the next four fiscal years, starting with February 29, 2012, but only in the event the Company achieves certain performance milestones as stated in the written Stock Option Agreement. Also on August 25, 2010, we granted Mr. Greco a second qualified option to purchase 20,000 shares of our common stock at a strike price of $1.25 per share, which option vests immediately.

Mr. Greco is also entitled to other ancillary employment benefits such as vacation time and health insurance as stated in his written employment agreement.  We have also agreed to make a one-time contribution to Mr. Greco’s relocation, personal living and personal travel expenses in the amount of Ten Thousand ($10,000) Dollars payable in six (6) equal monthly installments over a six (6) month period commencing on October 1, 2010.

On March 22, 2010, we entered into a written employment agreement with S. Clayton Wood to become our Chief Operating Officer and President, with a commencement date for his employment to occur on the first of (i) the initial closing of our private placement, or (ii) a date prior to the initial closing of our private placement as determined by our Board by written notice to Mr. Wood.  On April 12, 2010, and before the initial closing of our private placement, our Board chose to provide written notice to Mr. Wood and install him as our President and Chief Operating Officer with responsibility for all operational aspects of our business including product development, supply chain, sales, marketing, support and administration.

Mr. Wood’s compensation package includes a base salary at an initial annual rate of One Hundred Fifty Thousand Dollars ($150,000), payable bi-weekly, plus any discretionary bonuses to be awarded by our Board annually, relocation expenses not to exceed Ten Thousand Dollars ($10,000), health insurance for him and his spouse and paid vacation time of two (2) weeks for each twelve (12) month period of employment. We also granted Mr. Wood options to purchase up to 460,000 shares of our common stock at $0.85 per share.  Mr. Wood’s options will vest pro-rata over each of the four calendar years following the grant date of March 25, 2010.

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer for our last two completed fiscal years for all services rendered to us.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Frank Greco, CEO and Director1	2010 2009	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0
S. Clayton Wood, President, COO	2010 2009	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0
Steven Shum, CFO and Director	2010 2009	0 0	0 0	0 0	0 0	0 0	0 0	0 10,250	0 10,250
David Baker, Chairman2	2010 2009	0 0	0 0	0 0	0 0	0 0	0 0	0 34,500	0 34,500
William N. Hagler, former CEO	2010 2009	0 $101,164	0 0	0 0	0 0	0 0	0 0	0 $3,035 (3)	0 $104,199
Rick L. Hurt, former Secretary and Treasurer	2010 2009	$0 $54,889	0 0	0 0	0 0	0 0	0 0	0 $1,647 (3)	0 $56,536

(1)	Mr. Greco joined our Board of Directors on August 25, 2010.
(2)	Mr. Baker joined our Board of Directors as its Chairman on March 26, 2010.
(3)	Consists of SIMPLE IRA employer matching contributions amounting to the lesser of employee elective deferrals or 3% of salary.

Narrative Disclosure to the Summary Compensation Table

We did not pay any amounts in compensation to our officers and directors in the fiscal year ended February 28, 2010. In December 2008, we paid Mr. Shum and Mr. Baker one-time consulting fees of $10,250 and $34,500, respectively, for their efforts in connection with winding down our prior operations and in preparation for our change of business.

Our employees, including officers, may receive such bonuses and salary increases as the Board of Directors, in its sole discretion, may award from time to time.

Outstanding Equity Awards At Fiscal Year-end Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
Frank Greco	0	0	0	0	0	0	0	0	0
S. Clayton Wood	0	0	0	0	0	0	0	0	0
Steven Shum	0	0	0	0	0	0	0	0	0

Stock Option Grants

On March, 25, 2010, we granted Steven Shum, our current CFO, corporate secretary and member of our Board of Directors, options that will allow him to purchase up to 200,000 shares of our common stock at an exercise price of $0.85 per share.  The options are fully vested.

On March 22, 2010, we executed an employment agreement with S. Clayton Wood which includes options to purchase up to 460,000 shares of our common stock at $0.85 per share.  Mr. Wood’s options will vest pro-rata over each of the four calendar years following the grant date of March 25, 2010.

On July 15, 2010, we entered into a written employment agreement with David N. Baker, chairman of our board of directors, which includes options to purchase up to 200,000 shares of our common stock.  The option to purchase 100,000 shares is fully vested and is exercisable at $1.10 per share.  The option to purchase the remaining 100,000 shares vests one-third per year over each of the next three years and is exercisable at $1.00 per share.  All of the options granted to Mr. Baker will expire if not exercised within five years.

On August 25, 2010, we executed written a written stock option agreement that granted Mr. Greco a qualified option to purchase a total of 320,000 shares of our common stock at a strike price of $1.25.  This option vests at a rate of 25% per year, starting on the first anniversary of the grant.  We have also granted Mr. Greco a non-qualified option to purchase an additional 655,000 shares of our common stock at a strike price of $1.25 per share.  The non-qualified option as to 55,000 shares vests at a rate of 25% per year, starting on the first anniversary of the grant.  The non-qualified option as to the remaining 600,000 shares vests at a rate of 150,000 per year at the end of each of the next four fiscal years, starting with February 29, 2012, but only in the event the Company achieves certain performance milestones as stated in the written Stock Option Agreement.  Also on August 25, 2010, we granted Mr. Greco a second qualified option to purchase 20,000 shares of our common stock at a strike price of $1.25 per share, which option vests immediately.

With the exception of the foregoing, we have not granted any stock options to the executive officers or directors since our inception.

Compensation of Directors Table

The table below summarizes all compensation paid to our directors for our last completed fiscal year.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Frank Greco	0	0	0	0	0	0	0
Steven Shum	0	0	0	0	0	0	0
David Baker	0	0	0	0	0	0	0

Narrative Disclosure to the Director Compensation Table

Our directors do not currently receive any compensation from the Company for their service as members of the Board of Directors of the Company.  However, in December 2008, we paid Mr. Shum and Mr. Baker one-time consulting fees of $10,250 and $34,500, respectively, for their efforts in connection with winding down our prior operations and in preparation for our change of business.

On July 15, 2010, we entered into a written employment agreement with David N. Baker.  Mr. Baker is the chairman of our board of directors.

At present, we pay Mr. Baker the sum of $12,000 per month.  Per the terms of our written agreement, that payment will be increased to $15,000 per month effective January 1, 2011.  Mr. Baker is also eligible for any performance bonus that our board may, in its discretion, determine to award him.  We also granted Mr. Baker options to purchase up to 200,000 shares of our common stock.  The option to purchase 100,000 shares is fully vested and is exercisable at $1.10 per share.  The option to purchase the remaining 100,000 shares vests one-third per year over each of the next three years and is exercisable at $1.00 per share.  All of the options granted to Mr. Baker will expire if not exercised within five years.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of August 31, 2010, the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of the our common stock and by the executive officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 13,280,255 shares of common stock issued and outstanding on August 31, 2010.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership1	Percent of class
Common	David N. Baker4 PO Box 16282201 Sioux Falls, SD 57186	3,486,187	25.5%
Common	Steven Shum2,3 9025 SW Hillman, Suite 3126 Wilsonville, OR 97070	3,395,888	25.19%
Common	S. Clayton Wood 9025 SW Hillman, Suite 3126 Wilsonville, OR 97070	0	0.00%
Common	Frank Greco 5 9025 SW Hillman, Suite 3126 Wilsonville, OR 97070	20,000	0.15%
Common	Total all executive officers and directors	6,902,075 Shares	50.83%

Common	5% Shareholders
	Core Fund, L.P.2 1500 SW 1st Ave. Suite 910 Portland, OR 97201	2,691,382	20.27%

1.
As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

2.
Includes the 2,691,382 shares held by Core Fund, L.P.  Mr. Steven Shum is the manager of Core Fund, L.P. and, in that capacity, is the sole beneficial owner of the shares.  Mr. David Baker is a passive non-managing member and principal of Core Fund Management, L.P., the general partner and Fund Manager to Core Fund, L.P.

3.
On March 25, 2010, as compensation for services rendered, we awarded Mr. Shum fully vested options to purchase up to 200,000 shares of our common stock, all of which are fully vested and, therefore, may be exercised over a period of 60 days.

4.
On July 15, 2010, we entered into a written employment agreement with David N. Baker, chairman of our board of directors, which includes options to purchase up to 200,000 shares of our common stock.  The option to purchase 100,000 shares is fully vested and, therefore, may be exercised immediately.

5.
On August 25, 2010, we entered into agreements with Frank Greco, CEO and member of our board of directors, which include options to purchase up to 995,000 shares of our common stock, 20,000 of which may be exercised over a period of 60 days.

Securities Authorized for Issuance Under Equity Compensation Plans

We have adopted a stock option plan that provides for both qualified and non-qualified stock options equal to a maximum of fifteen percent (15%) of our total issued and outstanding shares of common stock, which is equal to 1,992,039 total shares available to be optioned as of August 31, 2010.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Certain Relationships and Related Transactions

Except as set forth below, none of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction since our incorporation or in any presently proposed transaction which, in either case, has or will materially affect us.

We and certain members of senior management have entered into employment agreements and option agreements. The terms and conditions of these agreements are more fully described in the section of this Prospectus titled “Executive Compensation” above.

On March 25, 2010, we acquired certain assets formerly owned by Abundant Renewable Energy, LLC, a privately held Oregon limited liability company (“ARE”), from ARE’s secured creditors (“Sellers”) in exchange for 3,192,152 shares of our common stock, par value $0.001 per share.  The assets acquired included intellectual property and other rights related to wind turbine systems formerly manufactured and sold by ARE.  The Sellers had been secured creditors of ARE and obtained the assets via a Collateral Surrender Agreement dated February 8, 2010.  One of the Sellers was Core Fund, L.P., which received 2,750,614 of the Shares issued in connection with the Asset Purchase, 569,232 of which Core Fund, L.P. subsequently delivered to a non-affiliate third party.  Mr. Shum is the Managing Principal of Core Fund Management, L.P. and the Fund Manager of Core Fund, L.P.  David Baker, our majority shareholder and the other member of our board of directors effective as of March 26, 2010, is also a non-managing member of Core Fund Management, L.P.  David Baker received 227,693 of the Shares issued in connection with the Asset Purchase.

On March 23, 2010, we sold 875,000 shares of our restricted common stock in a private placement to Core Fund, L.P. and to our former CEO, William Hagler, at $0.40 per share for a total purchase price of $350,000.  The total purchase price consisted of new investment of $165,000 and the conversion of prior cash advances in the amount of $85,000, plus accrued interest, from Core Fund, L.P. and new investment of $100,000 from Mr. Hagler.

On March 19, 2010, we issued a total of 200,000 shares of our restricted common stock to three consultants in exchange for their general management support services, including assistance in facilities management, equipment and insurance plan set up as well as integrating recently acquired assets into our operations and otherwise providing general business and administrative assistance at the direction of our board.  We issued 75,000 shares to Blake Goud, 75,000 shares to Hans Powers and 50,000 shares to Eric Richardson.

On March 1, 2010, we agreed to pay our attorneys 320,000 shares of our restricted common stock for $0.01 per share in satisfaction of past due professional fees totaling $82,381.

On February 25, 2010, we sold 7,700 shares of our restricted common stock in a private placement to our then sole officer and director, Steven Shum, at $0.01 per share for a total purchase price of $77.00 and 22,845 shares to our then majority shareholder, David Baker, at $0.01 per share for a total purchase price of $228.45.

Available Information

We have filed a registration statement on form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E. Washington, D.C. 20549.  Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a Web Site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Dealer Prospectus Delivery Obligation

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 13. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee		$544.25
Federal Taxes		$0
State Taxes and Fees		$0
Listing Fees		$0
Printing and Engraving Fees		$0
Transfer Agent Fees	$
Accounting fees and expenses		$2,000
Legal fees and expenses		$50,000
Total		$52,544.25

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes, our articles of incorporation and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation.  Our articles of incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our articles of incorporation and our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 15. Recent Sales of Unregistered Securities

During the three month period ended May 31, 2010, we issued 1,080,000 stock options to employees.  The options were issued pursuant to section 4(2) of the securities act of 1933, as amended.

We conducted a private placement of common stock and warrants during the fiscal quarter ended May 31, 2010.  We commenced the private offering on or about March 29, 2010 and conducted two closings, on April 28 and May 14, 2010.  We sold a total of 4,010,500 shares of common stock and 1,403,675 warrants to purchase our common stock, exerciseable for three years from the date of issuance at a strike price of $1.25 per share.  We received total gross proceeds of $4,010,500 from this offering from 58 purchasers, each of whom is and a Selling Shareholder in this registration statement. The shares of common stock and warrants were sold pursuant to the exemption from registration provided by Rule 506 of Regulation D, promulgated pursuant to Section 4(2) of the Securities Act of 1933, as amended. The shares and warrants were sold to accredited investors as defined in Regulation D.  No general solicitation or advertising was used in connection with the offering.  All securities sold are “restricted securities” within the meaning of Regulation D.

We paid commissions and other related fees in the total amount of $398,550 and issued warrants to purchase 373,550 shares of common stock to our placement agent, Jesup & Lamont Securities Corp., in connection with this private placement .  The terms and conditions of the warrants issued to our placement agent are identical to the terms and conditions of the warrants issued to the purchasers in our private placement.

On March 25, 2010, 3,192,150 common shares were issued to acquire assets with a total cost of $1,276,864. The shares were issued at $.40 per share. The shares were issued pursuant to section 4(2) of the securities act of 1933, as amended.

On March 23, 2010, we sold 875,000 shares of our restricted common stock in a private placement to Core Fund, L.P. and to our former CEO, William Hagler, at $0.40 per share for a total purchase price of $350,000.  The total purchase price consisted of new investment of $159,260 from Core Fund, the conversion of prior cash advances in the amount of $90,000, plus accrued interest of $740, and new investment of $100,000 from Mr. Hagler. The shares of common stock were sold pursuant to the exemption from registration provided by Rule 506 of Regulation D, promulgated pursuant to Section 4(2) of the Securities Act of 1933, as amended. The shares were sold to persons who represented to us that they were accredited investors as defined in Regulation D.  No general solicitation or advertising was used in connection with the offering.  All securities sold are “restricted securities” within the meaning of Regulation D. None of the shares sold in this unregistered offering are being registered for resale pursuant to this registration statement.

On March 19, 2010, we issued a total of 200,000 shares of our restricted common stock to three consultants in exchange for their general management support services, including assistance in facilities management, equipment and insurance plan set up as well as integrating recently acquired assets into our operations and otherwise providing general business and administrative assistance at the direction of our board.  We issued 75,000 shares to Blake Goud, 75,000 shares to Hans Powers and 50,000 shares to Eric Richardson.  We issued the shares pursuant to an exemption from registration provided by Rule 506 of Regulation D, promulgated pursuant to Section 4(2) of the Securities Act of 1933, as amended.  Each recipient represented to us that he or she was an accredied investor.  No general solicitation or advertising was used in connection with the issuance.  All securities issued are “restricted securities” within the meaning of Regulation D. We did not pay any commission to any person in connection with any of these issuances. None of the shares sold in this unregistered offering are being registered for resale pursuant to this registration statement.

On March 1, 2010, we agreed to pay our attorneys 320,000 shares of our restricted common stock for $0.01 per share in satisfaction of past due professional fees totaling $82,381.  The shares were issued pursuant to an exemption from registration provided by Rule 506 of Regulation D, promulgated pursuant to Section 4(2) of the Securities Act of 1933, as amended.  Each recipient represented to us that he or she was an accredied investor.  No general solicitation or advertising was used in connection with the issuance.  All securities issued are “restricted securities” within the meaning of Regulation D. We did not pay any commission to any person in connection with this issuance.

On February 25, 2010, we sold 7,700 shares of our restricted common stock in a private placement to our then sole officer and director, Steven Shum, at $0.01 per share for a total purchase price of $77.00 and 22,845 shares to our then majority shareholder, David Baker, at $0.01 per share for a total purchase price of $228.45.  The shares of common stock were sold pursuant to the exemption from registration provided by Rule 506 of Regulation D, promulgated pursuant to Section 4(2) of the Securities Act of 1933, as amended. The shares were sold to accredited investors as defined in Regulation D.  No general solicitation or advertising was used in connection with the offering.  All securities sold are “restricted securities” within the meaning of Regulation D. We did not pay any commission to any person in connection with any of these issuances.  None of the shares sold in this unregistered offering are being registered for resale pursuant to this registration statement.

Item 16. Exhibits

Exhibit Number	Description
3.1	First Amended and Restated Articles of Incorporation (5)
3.2	Amended and Restated By-laws (5)
3.3	Certificate of Amendment filed April 6, 2010 (5)
3.4	Certificate of Amendment filed May 7, 2010 (5)
4.1	Form of Warrant (5)
5.1	Opinion of Rory J. Vohwinkel, Esq., with consent to use
10.1	Asset Purchase Agreement(1)
10.2	Stock Option Plan(1)
10.3	Employment Agreement-S. Clayton Wood(1)
10.4	Stock Option Grant- S. Clayton Wood(1)
10.5	Stock Option Grant- Steve Shum(1)
10.6	Lease Agreement(2)
10.7	Third Amended and Restated Stock Option Plan(3)
10.8	Employment Agreement – David Baker (5)
10.9	Sample Dealer Agreement (6)
10.10	Employment Agreement – Frank Greco(4)
10.11	Stock Option Agreement – Frank Greco(4)
10.12	Incentive Stock Option Agreement – Frank Greco(4)
10.13	Sample Subscription and Registration Rights Agreement (6)
10.14	Independent Contractor Agreement-TRD Associates, LLC
10.15	Independent Contractor Agreement-Sabrina Luevano
10.16	Independent Contractor Agreement-Michelle Lequin
23.1	Consent of Silberstein Ungar, PLLC

(1) Incorporated by reference to Annual Report on Form 10K filed on March 26, 2010
(2) Incorporated by reference to Current Report on Form 8K filed on May 3, 2010
(3) Incorporated by reference to Current Report on Form 8K filed on July 12, 2010
(4) Incorporated by reference to Current Report on Form 8K filed August 30, 2010
(5) Incorporated by reference to Registration Statement on Form S-1 filed July 19, 2010
(6) Incorporated by reference to Registration Statement on Form S-1/A filed September 7, 2010

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (a)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.; and

     (c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any  material change to such information in the registration statement.

2.   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.   To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Las Vegas, Nevada, on October 21 , 2010.

XZERES Wind Corp.

By: /s/ Frank Greco
Frank Greco
Chief Executive Officer, Principal Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 21, 2010 .

By: /s/ Steven Shum
Steven Shum
Chief Financial Officer, Principal Accounting Officer , Principal Financial Officer and Director

By: /s/ David Baker
David Baker
Director